Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

GRANAHAN MCCOURT ACQUISITION CORPORATION,

SATELLITE MERGER CORP.,

PRO BRAND INTERNATIONAL, INC.

and

THE EQUITY HOLDERS OF PRO BRAND INTERNATIONAL, INC.

Dated as of April 24, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2008 (this “Agreement”), by and among Granahan McCourt Acquisition Corporation, a Delaware corporation (“Parent”), Satellite Merger Corp., a Georgia corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Pro Brand International, Inc., a Georgia corporation (the “Company”) and each of the equityholders of the Company who has executed a signature page hereto (collectively, the “Sellers”).

RECITALS:

A.            The respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger (as defined below) is advisable and in the best interests of their respective equityholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

B.            To effectuate the Merger, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the GBCC will merge with and into the Company (the “Merger”);

C.            Each of Parent, Merger Sub, the Company and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

D.            To induce Parent and Merger Sub to enter into this Agreement, substantially concurrently with the execution and delivery of this Agreement, certain Persons holding, in the aggregate, 436,433 Company Shares are entering into agreements with Parent (collectively, the “Voting Agreements”), providing, among other things, that such Persons will vote all Company Shares owned by them in favor of the Merger during the period specified in such Voting Agreements; and

E.             Substantially concurrently herewith, each of Mr. Philip M. Shou, Mrs. Gen Chu Shou and Mr. Jim Crownover is entering into an employment agreement with the Company (provided that the employment term thereunder commences as of, and is subject to the occurrence of, the Closing) (collectively, the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, each of Parent, Merger Sub, the Company and the Sellers (each, a “Party” and collectively, the “Parties”) hereto agree as follows:

ARTICLE 1
The Merger

Section 1.1             The Merger.  Subject to the terms and conditions hereof and the applicable provisions of the GBCC, at the Effective Time, the Merger shall be effectuated as follows:  (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Company shall be the surviving corporation.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2             Merger Consideration.  At the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Company Shares, the Company Shares (other than Company Shares held as treasury shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the Escrow provided for in Section 1.5(b), the following consideration (the “Total Merger Consideration”):  (i) a number of shares of Parent common stock (“Parent Stock”), par value $.0001 per share (the “Stock Consideration”), equal to the nearest whole number obtained by dividing $20,000,000 by the Relevant Per Share Price, (ii) cash in immediately available funds in an amount equal to $55,000,000 (the “Cash Consideration”), (iii) the right to receive the Escrowed Shares and the Escrowed Cash in accordance with the terms of this Agreement and the Escrow Agreement and (iv) the right to receive the Earnout Payments in accordance with Section 1.7.

Section 1.3             Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Sections 14-2-1325 and 14-2-1327 of the GBCC (the “Dissenting Stockholders”),

shall not be converted into or be exchangeable for the right to receive the Total Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 13 of the GBCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Sections 14-2-1302 of the GBCC), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the GBCC.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of common stock of the Company (the “Company Common Stock”) shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Total Merger Consideration for each such share of Company Common Stock, without any interest thereon.  The Company shall give the Owners (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the GBCC and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the GBCC.

Section 1.4             Lost, Stolen or Destroyed Certificates.  If any share certificates representing the Company Shares (each a “Certificate”) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Certificate, the pro rata Total Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated by this Article 1.

Section 1.5             Closing; Payments; Effects.

(a)           Closing.  The closing of the Merger and the other transactions contemplated thereby (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, 10022 at 10:00 a.m. on the date that is three (3) Business Days after the conditions set forth in Article 7 have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or on such other date as the Parties may agree to in writing (the date on which the Closing occurs, the “Closing Date”).  At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger that complies with the relevant provisions of the GBCC and is otherwise in form and substance reasonably acceptable to the Parties (the “Certificate of Merger”) with the Secretary of State of the State of Georgia (the time of such filing, or such later time as may be agreed in writing by the Parties and specified in the Certificate of Merger, being the “Effective Time”).

(b)           Escrow.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with SunTrust Bank, a Georgia banking corporation or such other bank, trust company or fiduciary as may be designated by Parent, which shall be reasonably acceptable to the Company (the “Escrow Agent”), a number of shares of Parent Stock equal to the nearest whole number obtained by dividing $3,000,000 by the Relevant Per Share Price (the “Escrowed Shares”) out of the Stock Consideration and $8,250,000 in cash (the “Escrowed Cash” and, together with the Escrowed Shares, the “Escrow Fund”) out of the Cash Consideration.  The Escrowed Shares and the Escrowed Cash are to be administered and released in accordance with the terms of this Agreement and the Escrow Agreement.

(c)           Delivery of Share Certificates.  At the Closing, the Sellers shall deliver to the Parent certificates representing the Company Shares duly endorsed or accompanied by stock powers duly executed in proper form for transfer and accompanied by all requisite stock transfer tax stamps, free and clear of all Liens.

(d)           Cash Consideration.  At the Effective Time, Parent will pay to each Shareholder by wire transfer of immediately available funds, to such account as shall be designated in writing by each Shareholder to Parent at least five (5) Business Days prior to the Closing Date, an amount in cash equal to (A) the number of Company Shares held by each such Shareholder immediately prior to the Effective Time multiplied by (B) the Per Share Cash Consideration.

(e)           The Stock Consideration.  At the Effective Time, Parent will deliver to each Shareholder stock certificates evidencing such number of shares of Parent Stock as is equal to (A) the number of Company Shares held by each such Shareholder immediately prior to the Effective Time multiplied by (B) the Per Share Stock Consideration.

(f)            Cancellation and Retirement of Company Shares.  At the Effective Time, all Company Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Shareholder shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 1.2, payable or issuable, as applicable, in the form set forth in this Section 1.5.

(g)           Cancellation of Treasury Stock.  At the Effective Time, all Company Shares issued and outstanding immediately prior to the Effective Time that are owned by the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(h)           Company Options.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, each Company Option, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled at the Effective Time and shall be converted into the right to receive a portion of the Total Merger Consideration such that, for each share of Company Common Stock underlying a Company Option, the holder thereof shall be entitled to receive:

(i)            an amount of cash equal to (x) the Per Share Cash Consideration minus (y) the exercise price of such Company Option;

(ii)           a number of shares of Parent Stock equal to the Per Share Stock Consideration;

(iii)          Escrowed Shares and Escrowed Cash in accordance with the terms of this Agreement and the Escrow Agreement; and

(iv)          a contingent right to receive a portion of the Earnout Payments, if any are paid, pursuant to Section 1.7.

The cash amount referred to in Section 1.5(h)(i) above shall be paid to the holder of the applicable Company Option and the shares of Parent Stock referred to in Section 1.5(h) (ii) above shall be delivered to the holder of the applicable Company Option (A) if the term of such option would (but for this Agreement) otherwise expire on or before December 31, 2008, as soon as reasonably practicable, and in any event within 20 Business Days, after the Effective Time and (B) if the term of such option would (but for this Agreement) otherwise expire on or after January 1, 2009, as soon as reasonably practicable, and in any event within 20 Business Days, after January 1, 2009.  The Company shall, prior to the Effective Time, take all necessary actions (including adopting any necessary resolutions of the Company Board and/or a committee of the Company Board or providing all required notices and obtaining any Required Consents) to ensure that all outstanding Company Options are treated as provided for in this Section 1.5(h), and that no holder of any such Company Option shall have any rights thereafter with respect thereto except as expressly provided in this Section 1.5(h).

(i)            No Further Ownership Rights in Equity Securities of the Company.  The Total Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Equity Securities of the Company, and there shall be no further registration of transfers on the records of the Surviving Corporation of any Equity Securities of the Company that were outstanding immediately prior to the Effective Time.

(j)            Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the GBCC.  Without limiting the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub that is reasonably necessary in order to carry out and effectuate the Merger consistent with the provisions of this Agreement.

(k)           Tax Withholding Rights.  Parent, Merger Sub or the Surviving Corporation shall be entitled to deduct and withhold all amounts required to be withheld in respect of Taxes from any amount otherwise payable (in cash or in kind) pursuant to this Agreement and any amounts deducted or withheld from any such payment shall be treated for all purposes of this Agreement as having been paid.

Section 1.6             Shareholder Loans.  With respect to the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any payment made to the holder of any Company Option pursuant to this Agreement, an amount sufficient to discharge any indebtedness of the recipient of such consideration and/or payment to the Company or any of its Subsidiaries, or any indebtedness that is guaranteed by the Company or any of its Subsidiaries, including, but not limited to, any indebtedness of such recipient incurred to purchase any shares of Company Common Stock and set forth in Section 1.6 of the Company Disclosure Letter, shall be applied first to such indebtedness and shall be deemed for all purposes of this Agreement as having been paid to such holders in respect of their Company Common Stock or Company Options.  To the extent that the application of such consideration in accordance with the immediately preceding sentence would not be sufficient to discharge any such indebtedness, the Company shall cause the Persons owing such indebtedness to repay such indebtedness in cash prior to the Closing (such repayments by such Persons collectively the “Shortfall Payments”).

Section 1.7             Earnout.

(a)           Calculation of Adjusted EBITDA.

(i)            Parent shall cause the Surviving Corporation and its Subsidiaries’ combined Adjusted EBITDA to be determined and an Adjusted EBITDA statement to be delivered to the Sellers’ Representative, with appropriate workpapers and backup for the calculations made therein, on or before the thirtieth (30th) day after the last day of Year One, Year Two and Year Three, as the case may be (the “Annual Income Statement”).

(ii)           If within thirty (30) days following receipt of the Annual Income Statement by Sellers’ Representative, the Sellers’ Representative has not given Parent written notice of objection to such Annual Income Statement (such notice must contain a statement in reasonable detail of the basis of such objections), then the Company’s and its Subsidiaries’ combined Adjusted EBITDA reflected in the Annual Income Statement will be used in computing any payments due under this Section 1.7.  If Sellers’ Representative gives such notice of objection, and the items in dispute cannot be resolved by agreement between the Parent and the Sellers’ Representative within thirty (30) days following Parent’s receipt of the Sellers’ Representative’s written objection, the issues in dispute will be submitted to an Independent Accountant for resolution, with instructions to the Independent Accountant to determine the Company’s and its Subsidiaries’ combined Adjusted EBITDA in accordance with the definitions and principles set forth in this Agreement. If issues in dispute are submitted to the Independent Accountant for resolution, (a) each of Parent and the Sellers’ Representative will furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to it and will be afforded the opportunity to present to the Independent Accountant any material relating to the determination and to discuss the determination with the Independent Accountant; (b) the determination by the Independent Accountant of Adjusted EBITDA, as set forth in a written notice delivered to Parent and the Sellers’ Representative by the Independent Accountant, will be binding and conclusive on the parties absent manifest error; and (c) the Surviving Corporation and the Sellers’ Representative shall pay the fees and expenses of the Independent Accountant in connection with such determination, provided that the respective portions of such fees to be borne by the Surviving Corporation, on the one hand, and the Sellers’ Representative, on the other hand, shall be determined by the Independent Accountant based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, and the fees payable by the Shareholders shall be deducted from the Earnout Payment.  The determination of the Independent Accountant shall be final, conclusive and binding on the parties.  The Company shall maintain records during Year One, Year Two and Year Three sufficient to allow the Shareholders and the Parent to verify all calculations relevant to the Earnout Payments.

(b)           Possible Year One Earnout Payment.  Based on the amount of Year One Adjusted EBITDA of the Company and its Subsidiaries, Parent shall pay to the Shareholders and Company Option holders an aggregate amount as set forth below:

(i)            If Year One Adjusted EBITDA is less than or equal to Fourteen Million Dollars ($14,000,000), the Shareholders and Company Option holders shall not be entitled to be paid any Year One earnout payment.

(ii)           If Year One Adjusted EBITDA is greater than Fourteen Million Dollars ($14,000,000), then the aggregate Year One earnout payment shall be the amount equal to the sum of:

(x)            For every $1.00 by which Adjusted EBITDA exceeds Fourteen Million Dollars ($14,000,000), up to a total of Fifteen Million Dollars ($15,000,000), the Shareholders and Company Option holders shall receive $2.25; plus

(y)           For every $1.00 by which Adjusted EBITDA exceeds Fifteen Million Dollars ($15,000,000), up to a total of Seventeen Million Dollars ($17,000,000), the Shareholders and Company Option holders shall receive $2.75; plus

(z)            For every $1.00 by which Adjusted EBITDA exceeds Seventeen Million Dollars ($17,000,000), the Shareholders and Company Option holders shall receive $3.25.

(c)           Possible Year Two Earnout Payment.  Based on the amount of Year Two Adjusted EBITDA of the Company and its Subsidiaries, Parent shall pay to the Shareholders and Company Option holders an aggregate amount as set forth below:

(i)            If Year Two Adjusted EBITDA is less than or equal to Seventeen Million Dollars ($17,000,000), the Shareholders and Company Option holders shall not be entitled to be paid any Year Two earnout payment.

(ii)           If Year Two Adjusted EBITDA is greater than Seventeen Million Dollars ($17,000,000), then the aggregate Year Two earnout payment shall be the amount equal to the sum of:

(x)            For every $1.00 by which Adjusted EBITDA exceeds Seventeen Million Dollars ($17,000,000), up to a total of Twenty Million Dollars ($20,000,000), the Shareholders and Company Option holders shall receive $4.50; plus

(y)           For every $1.00 by which Adjusted EBITDA exceeds Twenty Million Dollars ($20,000,000), up to a total of Twenty-Three Million Dollars ($23,000,000), the Shareholders and Company Option holders shall receive $5.50; plus

(z)            For every $1.00 by which Adjusted EBITDA exceeds Twenty-Three Million Dollars ($23,000,000), the Shareholders and Company Option holders shall receive $6.50.

(d)           Possible Year Three Earnout Payment.  Based on the amount of Year Three Adjusted EBITDA of the Company and its Subsidiaries, Parent shall pay to the Shareholders and Company Option holders an aggregate amount as set forth below:

(i)            If Year Three Adjusted EBITDA is less than or equal to Nineteen Million Dollars ($19,000,000), the Shareholders and Company Option holders shall not be entitled to be paid any Year Three earnout payment.

(ii)           If Year Three Adjusted EBITDA is greater than Nineteen Million Dollars ($19,000,000), then the aggregate Year Three earnout payment shall be the amount equal to the sum of:

(x)            For every $1.00 by which Adjusted EBITDA exceeds Nineteen Million Dollars ($19,000,000), up to a total of Twenty-Two Million Dollars ($22,000,000), the Shareholders and Company Option holders shall receive $2.8125; plus

(y)           For every $1.00 by which Adjusted EBITDA exceeds Twenty-Two Million Dollars ($22,000,000), up to a total of Twenty-Five Million Dollars ($25,000,000), the Shareholders and Company Option holders shall receive $3.4375; plus

(z)            For every $1.00 by which Adjusted EBITDA exceeds Twenty-Five Million Dollars ($25,000,000), the Shareholders and Company Option holders shall receive $4.0625.

(e)           Form of Payment; Payment Date.

(i)            Any amount payable pursuant to Section 1.7(b), Section 1.7(c) or Section 1.7(d) hereof (the “Earnout Payments”) shall be paid, (A) if Sellers’ Representative does not object to the Annual Income Statement pursuant to Section 1.7(a), within forty-five (45) calendar days following the last day of Year One, Year Two or Year Three, as applicable, (B) if Parent has not performed its obligations under Section 1.7(a) with respect to the timely delivery of the Annual Income Statement, then on or before the thirtieth (30th) calendar day following Sellers’ Representative’s receipt of the Annual Income Statement, unless Sellers’ Representative objects to the Annual Income Statement pursuant to Section 1.7(a), and (C) if Sellers’ Representative objects to the

Annual Income Statement pursuant to Section 1.7(a) hereof, then three (3) Business Days after the Independent Accountant’s determination.

(ii)           The first $7.5 million of any amount due under Section 1.7(b) shall be paid in cash by wire transfer or other immediately available funds to such account as shall be designated in writing by each Shareholder and Company Option holder to Parent; and the remainder of such Year One Earnout Payment shall be paid in a combination of Parent Stock (with the number of shares to be calculated as provided below) and cash in such relative proportion as the board of directors of Parent shall determine; provided, however, that to the extent that Parent pays more than $5 million (such excess, the “Excess Stockholder Payments”) to holders of IPO Shares upon exercise of their rights to convert such IPO Shares into cash in accordance with Article Fifth of the Parent Certificate of Incorporation (“Dissenting Parent Stockholders”), then, notwithstanding the foregoing, Parent may reduce the amount of cash payable pursuant to the Year One Earnout Payment (and correspondingly increase the number of shares of Parent Stock) by an amount not exceeding the amount of the Excess Stockholder Payments.

(iii)          The first $5 million of any amount due under Section 1.7(c) shall be paid in cash by wire transfer or other immediately available funds to such account as shall be designated in writing by each Shareholder and Company Option holder to Parent; the next $5.0 million of such Year Two earnout payment shall be paid fifty percent (50%) in Parent Stock (with the number of shares to be calculated as provided below) and fifty percent (50%) in cash; and the remainder of such Year Two Earnout Payment shall be paid in a combination of Parent Stock (with the number of shares to be calculated as provided below) and cash in such relative proportions as the board of directors shall determine; provided, however, that to the extent that Parent makes Excess Stockholder Payments and does not cover such excess from the reduction in cash permitted by Section 1.7(e)(ii), then, notwithstanding the foregoing, Parent may reduce the amount of cash payable pursuant to the Year Two Earnout Payment (and correspondingly increase the number of shares of Parent Stock) by an amount not exceeding the excess, if any, of (x) the Excess Stockholder Payment over (y) the amount by which cash payments pursuant to Section 1.7(e)(ii) were reduced pursuant to the proviso to Section 1.7(e)(ii).

(iv)          The first $5 million of any amount due under Section 1.7(d) shall be paid in cash by wire transfer or other immediately available funds to such account as shall be designated in writing by each Shareholder and Company Option holder to Parent; the next $5.0 million of such Year Three Earnout Payment shall be paid fifty percent (50%) in Parent Stock (with the number of shares to be calculated as provided below) and fifty percent (50%) in cash; and the remainder of such Year Three Earnout Payment shall be paid in a combination of Parent Stock (with the number of shares to be calculated as provided below) and cash in such relative proportions as the board of directors shall determine.

(v)           For the purpose of determining the number of shares of Parent Stock to be delivered pursuant to this Section 1.7, the Parent Stock shall be valued based on the average weighted closing price of Parent Stock on the American Stock Exchange (or such other national securities exchange on which the Parent Stock is then traded) for the twenty (20) trading day period ending on the last American Stock Exchange (or such other national securities exchange) trading day of Year One, Year Two or Year Three, as the case may be.  Notwithstanding anything in this Agreement to the contrary, Parent may, in its sole discretion, pay all or any portion of an Earnout Payment in cash rather than in shares of Parent Stock; provided, however, that in the event Parent consummates a transaction in which all of the stockholders of Parent receive cash in exchange for their shares of Parent Stock, then all Earnout Payments due to be paid subsequent to the consummation of such transaction shall be paid solely in cash.

(vi)          The amount of the Earnout Payment, if any, payable in respect of each share of Company Common Stock and each share of Company Common Stock underlying a Company Option shall be determined by dividing the applicable Earnout Payment by the Aggregate Company Shares and the aggregate number of shares of Company Common Stock that are underlying all Company Options immediately prior to the Effective Time.

(vii)         The shares of Parent Stock to be issued pursuant to this Section 1.7 shall be adjusted appropriately if, during the period commencing on the date that is twenty (20) trading days before the end of Year One, Year Two or Year Three, as applicable, and ending on the date such shares are actually issued and delivered to Shareholders, Parent (i) effects any dividend payable in shares of Parent Stock or any other class of Equity Securities; (ii) splits or combines the outstanding shares of Parent Stock; (iii) effects any reorganization or reclassification of Parent Stock or any other class of Equity Securities; or (iv) fixes a record date for the determination of shareholders entitled to any of the foregoing.  No fractional shares of Parent Stock will be issued under this Section 1.7 and any fractional shares will be rounded up or down to the nearest whole number of shares to avoid the issuance of fractional shares (a fractional share of 0.5 or more will be rounded up; less than 0.5 will be rounded down).  The issuance of shares of Parent Stock to be issued pursuant to Section 1.7 hereof shall be duly registered under the Securities Act, and subject to the extent applicable to Rule 145 restrictions as promulgated under the Securities Act.

(f)            Protective Provisions.

(i)            The Parties acknowledge that the right to receive the Earnout Payments described in this Section 1.7 is an integral part of the consideration to be received by the Shareholders pursuant to this Agreement and the Merger.  In furtherance of the foregoing, Parent agrees that, (x) until the Year Three Earnout Payment is determined, Parent shall not take any actions, or fail to take any actions with the specific intent of reducing or impairing the amount of the Earnout Payments, and (y) until the end of Year Three, Parent shall use reasonable commercial efforts to:

(a)           permit the Sellers’ Representative and his agents, attorneys and accountants to have reasonable access, upon reasonable notice and during normal business hours, to all books and records of the Company for the purpose of verifying Parent’s compliance with this Section 1.7; provided that, any such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and shall be arranged through responsible officers of the Company designated for such purpose;

(b)           not (i) terminate Mr. Philip Shou’s, Mrs. Gen Chu Shou’s or Mr. James P. Crownover’s employment with the Company without Cause (as defined in such person’s respective Employment Agreement) or (ii) take any of the actions set forth in Section 9(f) of the respective Employment Agreement of such person.

(c)           cause the collective business activities of the Company to be accounted for separately from any other business activities and operations of Parent or its subsidiaries or Affiliates, and shall maintain such books and records with respect thereto as shall be necessary to carry out the provisions hereof; and

(d)           not change the fiscal year of the Company.

Section 1.8             Articles of Incorporation; Organizational Documents; Officers and Directors.

(a)           Articles of Incorporation.  The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of the Company as of the Effective Time.

(b)           Bylaws.  The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)           Directors.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

(d)           Officers.  From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.  .

Section 1.9             Rule 145.  All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” (as defined for purposes of Rule 145 under the Securities Act) of the Company listed in Section 1.9 of the Company Disclosure Letter, including shares of Parent Common Stock issued pursuant to Section 1.7 in connection with the Earnout Payment, if any, to the extent any Seller is an “affiliate” (as defined for purposes of Rule 145 under the Securities Act) of the Company at the time of such payment, will be subject to certain resale restrictions under Rule 145 under the Securities Act and all certificates representing such shares shall not be issued until Parent has received written undertakings from such affiliates in respect of the resale restrictions under Rule 145 under the Securities Act.

ARTICLE 2
Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

Section 2.1             Corporate Status.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions specified in Section 2.1 of the Company Disclosure Letter, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  The Company has delivered to Parent complete copies of the Organizational Documents of the Company as currently in effect, and the Company is not in violation of any provision of such Organizational Documents.

Section 2.2             Corporate and Governmental Authorization.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Company other than the approval of this Agreement by the requisite vote of Shareholders under the GBCC and the Company’s articles of incorporation.  The Company has duly executed and delivered this Agreement and on or before the Closing Date will have duly executed and delivered the Ancillary Agreements.  This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditor’s rights generally and (ii) applicable equitable principles whether considered in a proceeding at law or in equity.

(b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the Sellers, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth in Section 2.2(a)(i) of the Company Disclosure Letter (the “Foreign Competition Laws”), (ii) compliance with any applicable requirements of the other Laws of the jurisdictions set forth in Section 2.2(a)(ii) of the Company Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, and (iv) any actions or filings under Laws other than Competition Laws and Environmental Laws the absence of which would not be, individually or in the aggregate, materially adverse to the Company, or materially impair the ability of the Company to consummate the transactions contemplated hereby or thereby or the ability of the Company to continue to conduct its business following the Closing.

Section 2.3             Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 2.2(a), conflict with or result in a violation or breach of any provision of any applicable Law, (iii) other than as set forth in Section 2.3 of the Company Disclosure Letter, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract or any material Permit affecting the Assets or business of the Company, or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any Assets.

Section 2.4             Capitalization.

(a)           The issued and authorized Equity Securities of the Company consist solely of the following:  (i) a total of 578,706 shares of Company Common Stock, par value $0.01 (the “Company Shares”), are issued and outstanding, (ii) options to acquire 31,500 Company Shares are outstanding, and (iii) no warrants to acquire Company Shares are outstanding.  Section 2.4 of the Company Disclosure Letter sets forth a complete list of all outstanding holders of Equity Securities of the Company (whether or not vested or exercisable), the Equity Securities held by such holders and all outstanding indebtedness of such holders to the Company or any of its Subsidiaries, or any indebtedness that is guaranteed by the Company or any of its Subsidiaries, including, but not limited to, any indebtedness such holder incurred to purchase any shares of Company Common Stock, in each case as of the date hereof.

(b)           Except as described in Section 2.4(a), there are no outstanding (i) Company Shares or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for Company Shares or other voting or equity interests in the Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Sellers or the Company to issue, transfer or sell, any shares or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for Company Shares or other voting or equity interests in the Company, (iv) voting trusts, proxies or other similar agreements or understandings to which the Company or the Sellers are a party or by which the Company or the Sellers are bound with respect to the voting of any Company Shares or other voting or equity interests in the Company, or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Shares or other voting or equity interests in the Company.

Section 2.5             Subsidiaries; Ownership Interests.  Except as set forth in Section 2.5 of the Company Disclosure Letter, the Company does not own any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any Person.

Section 2.6             Financial Statements; Accounting Controls.

(a)           The Company has delivered to Parent complete copies of (i) audited financial statements of the Company at and for the periods ended December 31, 2005, December 31, 2006 and December 31, 2007 (the last such date, the “Balance Sheet Date”), together with the report of the Company’s independent auditors thereon (the “Audited Financial Statements”), and (ii) unaudited interim financial statements of the Company at and for the month ended February 29, 2008 (the “Unaudited Financial Statements”), including in each of clauses (i) and (ii) a balance sheet and statements of income or operations, cash flows and retained earnings or shareholders’ equity (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, results of operations and cash flows of the Company at and for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to (i) normal year-end adjustments, which will not be material to the Company and (ii) to the absence of notes).

(b)           The Company’s Net Working Capital as of the Balance Sheet Date and as of the Closing Date shall be not less than $19,800,000.

Section 2.7             No Undisclosed Material Liabilities.  The Company does not have any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Section 2.7 of the Company Disclosure Letter, (b) liabilities and obligations disclosed or reserved against in the Reference Balance Sheet or specifically disclosed in the notes thereto and (c) liabilities and obligations that (i) were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and (ii) individually and in the aggregate would not have a Material Adverse Effect.

Section 2.8             Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement or consent solicitation statement to be used for soliciting proxies from holders of Parent Stock to be acted upon at the Special Meeting and to be filed by Parent with the SEC relating to the Parent Stockholder Approval (the “Proxy Statement”) will, at the date it is first mailed to the Parent stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Parent Stock to be issued as Stock Consideration or pursuant to Section 1.7 will be registered with the SEC (the “Registration Statement”) shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.9             Absence of Certain Changes.  Since the Balance Sheet Date, except as set forth in Section 2.9 of the Company Disclosure Letter, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been:

(a)           any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           any declaration or payment of any dividend or other distribution with respect to any Equity Securities of the Company, or any redemption or other acquisition by the Company of any Equity Securities of the Company;

(c)           any amendment or modification of the Organizational Documents of the Company or of the terms of any Equity Securities of the Company;

(d)           except in the ordinary course of business and consistent with prior practice, any incurrence of any Indebtedness by the Company in an amount in excess of $100,000;

(e)           any creation or other incurrence of any Lien on any material Asset of the Company other than Permitted Liens;

(f)            any loan, advance or capital contribution to or investment in any Person by the Company;

(g)           any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Assets, taken as a whole;

(h)           any (i) change in any method of accounting or accounting principles or practices by the Company except for any such change required by reason of a concurrent change in GAAP or (ii) revaluation of any material Assets;

(i)            any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into with any director, officer or employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable Law) of any Company Benefit Plan or any other collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company, except in the ordinary course of business of the Company and consistent with prior practice;

(j)            any capital expenditures, or commitments for capital expenditures, in an amount in excess of $200,000, in the aggregate, by the Company;

(k)           any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material proposed Tax adjustments or assessments, any material Tax claim, audit or assessment settled, any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, or any statute of limitations with respect to Taxes waived, in each case, by or with respect to the Company;

(l)            any material payments made to, discounting in favor of or any other consideration extended to customers or suppliers by the Company, other than in the ordinary course of business consistent with past practice;

(m)          any failure to pay or satisfy when due, or following any applicable grace period, any material liability of the Company;

(n)           any sale, transfer, lease or other disposition of any material Asset, except for inventory sold in the ordinary course of business consistent with past practice;

(o)           any acquisition of a material amount of the stock or assets of any Person;

(p)           any amendment, cancellation, compromise or waiver of any material claim or right of the Company;

(q)           any termination or material modification of the relationship between the Company and its significant suppliers or customers, or any notification to the Company of any proposal therefor or, to the knowledge of the Company, the occurrence of any event that would reasonably be expected to result in any such termination or modification other than in the ordinary course of business consistent with past practice;

(r)            issuance, sale or grant of any options, warrants or rights to purchase or subscribe to, or entry into any arrangement or contract with respect to the issuance or sale of, any Equity Securities of the Company, or any change (by combination, reorganization or otherwise) in the capital structure of the Company; or

(s)           any agreement or commitment by the Company to do any of the foregoing or any action or omission by the Company that would reasonably be expected to result in any of the foregoing.

Section 2.10          Material Contracts.

(a)           Except as disclosed in Section 2.10 of the Company Disclosure Letter, the Company is not a party to or bound by:

(i)             any agreement relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $1 million;

(ii)            any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(iii)           any agreement or series of related agreements, including any option agreement or engagement letter, relating to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)          any agreement that (A) restricts the Company from competing in any line of business or with any Person or in any area or that would so restrict the Parent or its Affiliates or the Surviving Corporation after the Closing or (B) contains exclusivity obligations or exclusivity restrictions binding on the Company or that would be binding on Parent or any of its Affiliates after the Closing;

(v)           any agreement or series of related agreements with any Person for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company over the remaining term of such agreement or related agreements of $100,000 or more or under which the Company made payments of $100,000 or more during the 12-month period ending on the Balance Sheet Date;

(vi)          any customer, sales, distribution, agency or other similar agreement with any Person providing for the sale by the Company of services, materials, supplies, goods, equipment or other assets that provides for aggregate payments to the Company over the remaining term of the agreement of $100,000 or more or under which payments of $100,000 or more were made to the Company during the 12-month period ending on the Balance Sheet Date;

(vii)         any agreement relating to any interest rate, derivatives or hedging transaction;

(viii)        any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed any liabilities or obligations of any Person (in each case other than in the ordinary course of business); or

(ix)           any other agreement, commitment, arrangement or plan that is (A) not made in the ordinary course of business and (B) material to the Company.

(b)           Except as described in Section 2.10 of the Company Disclosure Letter, each agreement, commitment, arrangement or plan required to be disclosed in the Company Disclosure Letter pursuant to this Section or Sections 2.11, 2.12, 2.19, 2.20 or 2.25 (each a “Material Contract”) is a valid and binding agreement of the Company and is in full force and effect, and none of the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete copies of (i) each such Material Contract (including all modifications and amendments thereto and waivers thereunder) and (ii) all form contracts, agreements or instruments used in and material to the Business have been made available to Parent.

Section 2.11           Properties.

(a)           Title to Assets, Etc.  Except as described in Section 2.11(a) of the Company Disclosure Letter, the Company has good and valid (and, in the case of Owned Real Property, good, valid and marketable fee simple) title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible, including all Intellectual Property) that are used or held for use in connection with the Business or are reflected on the Reference Balance Sheet or were acquired after the Balance Sheet Date (collectively, the “Assets”) except for inventory sold in the ordinary course of business consistent with past practice, in each case free and clear of any Lien other than Permitted Liens or otherwise subject to the terms of any such lease, license or similar contractual arrangement.

(b)           Sufficiency of Assets, Etc.  The Assets constitute all of the assets required in all material respects for the current conduct of the Business.  Except as described in Section 2.11(b) of the Company Disclosure Letter, the plants, buildings, structures and material equipment included in the Assets are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use.  To the Knowledge of the Company, there are no facts or conditions affecting any Assets that would reasonably be expected, individually or in the aggregate, to interfere in any material respect with the use, occupancy or operation of such Assets, taken as a whole.

(c)           Equipment; Leased Personal Property.  Section 2.11(c) of the Company Disclosure Letter lists all material equipment owned by the Company (including the location thereof) and held for use in, primarily used in, or related primarily to, the Business having a book value in excess of $100,000.  Section 2.11(c) of the Company Disclosure Letter also lists each lease to which the Company is a party with respect to personal property used exclusively in the conduct of the Business having aggregate remaining lease payments in excess of $100,000.  The Company has made available to the Parent true and complete copies of all the personal property leases set forth in Section 2.11(c) of the Company Disclosure Letter.

(d)           Owned Real Property.  Section 2.11(d) of the Company Disclosure Letter lists all real property owned by the Company (together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing, the “Owned Real Property”).  Section 2.11(d) of the Company Disclosure Letter lists the address and owner of each parcel of Owned Real Property and describes all improvements on each such parcel.

(e)           Leased Real Property.  Section 2.11(e) of the Company Disclosure Letter lists all of the real property leased by the Company (the “Leased Real Property”, and the leases pursuant to which such real property is leased, the “Leases”), which list sets forth the address, landlord and tenant for each Lease.  The Company has made available to Parent complete copies of each Lease.  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.

(f)            Current Use.  The use and operation of the Owned Real Property and the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement to which the Company is a party.

Section 2.12           Intellectual Property.

(a)           Owned Intellectual Property.  Section 2.12(a) of the Company Disclosure Letter lists all Intellectual Property owned by the Company (the “Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise material to the Business, other than Trade Secrets.  The Company is the exclusive owner of the Owned Intellectual Property set forth in Section 2.12(a) of the Company Disclosure Letter and, to the Knowledge of the Company, of the Trade Secrets owned by the Company, free and clear of any Liens other than Permitted Liens and standard non-exclusive licenses granted in the ordinary course of business.

(b)           Licenses and Other Agreements.  Section 2.12(b) of the Company Disclosure Letter lists all agreements to which the Company is a party or by which any of them is otherwise bound that relate to Intellectual Property, including (i) licenses of Intellectual Property to the Company by any other Person (other than “off-the-shelf” or mass-market software licenses), (ii) licenses of Intellectual Property to any Person by the Company, (iii) agreements otherwise granting or restricting the right to use Intellectual Property and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business, in each case to the extent material to the Business.  All Intellectual Property used by the Company is either owned by the Company or licensed to the Company pursuant to an agreement listed in Section 2.12(b) of the Company Disclosure Letter, except as otherwise provided on such schedule.

(c)           No Infringement.  The conduct of the Business does not infringe, misappropriate or otherwise conflict with the rights of any Person in respect of any Intellectual Property.  To the Knowledge of the Company, none of the Owned Intellectual Property is being infringed, misappropriated or otherwise used or being made available for use by any Person without a license or permission from the Company, except as set forth in Section 2.12(c) of the Company Disclosure Letter.

(d)           Protection of Intellectual Property.  Except as set forth in Section 2.12(d) of the Company Disclosure Letter, the Company has taken all actions reasonably necessary to protect the Owned Intellectual Property that is material to the Business under all applicable Laws (including making and maintaining in full force and effect all necessary filings, registrations and issuances).  The Company has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property used in the Business.  To the Knowledge of the Company, the Company is not using any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

(e)           Assignment and Work for Hire Agreements.  Except as set forth in Section 2.12(e) of the Company Disclosure Letter, all Persons who have contributed to or participated in any material way in the conception and/or development of the Owned Intellectual Property on behalf of the Company (1) have been a party to a “work for hire” arrangement or agreements with the Company in accordance with applicable Law that has accorded the Company and its Subsidiaries exclusive ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company exclusive ownership of all tangible and intangible property thereby arising.

Section 2.13           Litigation.  Except as set forth in Section 2.13 of the Company Disclosure Letter, (i) there is no Litigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, and (ii) there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting the Company.

Section 2.14           Compliance with Laws.  The Company is and has been in compliance in all material respects with all applicable foreign, federal, state and local laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees (“Laws”), and, to the Knowledge of the Company, is not and has not been charged or under investigation with respect to any material violation of, any applicable laws.

Section 2.15           Licenses and Permits.  The Company has all licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating to, the Assets or the operation of the Business (the “Permits”), except for such Permits the failure of which to hold would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth in Section 2.15 of the Company Disclosure Letter, (i) the Permits are valid and in full force and effect, (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Merger.

Section 2.16           Environmental Matters.  Except as set forth in Section 2.16 of the Company Disclosure Letter:

(a)           The Company has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all applicable Environmental Permits.  No written, or to the Knowledge of the Company, any oral notice of violation, notification of liability or potential liability, or request for information has been received by the Company relating to or arising out of any Environmental Law.  No order has been issued and is currently in effect, and since January 1, 2002 no penalty or fine has been assessed, involving the Company relating to or arising out of any Environmental Law.

(b)           Neither the Company nor, to the Knowledge of the Company, any other Person has caused or taken any action that would reasonably be expected to result in any material liability or obligation relating to the environmental conditions at, on, above, under, or about any properties or assets currently or, to the Knowledge of the Company,  formerly owned, leased, operated or used by the Company or any predecessors in interest.

(c)           The Company has provided to Parent all environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or the Shareholders, the Company, relating to properties or assets currently or formerly owned, leased, operated or used by the Company.

(d)           There are no active or abandoned underground tanks and related pipes at the Owned Real Property or Leased Real Property.

(e)           The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(f)            With respect to the currently occupied Real Property and Leased Real Property, tangible Assets, the Business and, to the Knowledge of the Company, with respect to formerly Owned Real Property and Leased Real Property, there has been no Release, disposal, arrangement for disposal of, or exposure of any Person to, any Hazardous Substance that has given or could reasonably be expected to give rise to any material liabilities under any Environmental Law.

Section 2.17          Inventories.  Except as described in Section 2.17 of the Company Disclosure Letter or as reflected in the Financial Statements, all Inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable (in the case of raw materials or work in progress) or saleable (in the case of finished goods) in the ordinary course of business consistent with past practice, are saleable with a value (net of reserves) at prevailing market prices.  The quantities of all inventories, materials, and supplies of the Company (net of the obsolescence reserves therefore shown in the Financial Statements and determined in the ordinary course of business, calculated in accordance with GAAP and consistent with past practice of the Company) are not obsolete, damaged, slow-moving, defective, excessive, or otherwise irregular and are reasonable and balanced in the circumstances of the Company as of the date hereof.

Section 2.18          Product Liability.  In connection with the Business except as described in Section 2.18 of the Company Disclosure Letter or as reflected in the Financial Statements:

(a)           each product manufactured, sold or otherwise delivered by the Company has been in material conformity with all applicable contractual commitments and all express and implied warranties;

(b)           the Company does not have any liability for replacement or repair of any such products or other damages or other costs in connection herewith in excess of reserves therefore shown in the Financial Statements; and

(c)           there have been no product recalls by the Company during the three years ending on the date hereof (the “Products Recall Period”) nor, to the knowledge of the Company, the five year period preceding the Products Recall Period.

Section 2.19           Employees, Labor Matters, Etc.  The Company is not a party to and is not otherwise bound by any collective bargaining agreement, and there are no labor unions, workers’ councils or other organizations or groups representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any employees employed by the Company and, to the Knowledge of the Company, no union organizing effort is threatened or pending against the Company.  Since December 31, 2004, there has not occurred or, to the Knowledge of the Company, been threatened any lockdown, strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company.  Except as set forth in Section 2.19 of the Company Disclosure Letter, there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company.  The Company is in compliance in all material respects with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices.  The Company has no liabilities under the Worker Adjustment and Retraining Notification Act of 1988.  The Company has not received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company and, to the knowledge of the Company, no such investigation is in progress.

Section 2.20           Employee Benefit Plans and Related Matters; ERISA.

(a)           Disclosure.  Section 2.20(a) of the Company Disclosure Letter lists all the Company Benefit Plans (including a description of any oral Company Benefit Plans).  With respect to each such Company Benefit Plan, the Company has provided or made available to Parent, to the extent applicable, true and complete copies of (i) all plan documents, trust agreements, insurance contracts and other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable Governmental Authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Authority (including a written description of any oral communication), (vii) any actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (viii) all current employee handbooks and manuals, (ix) statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company, if any), and (x) all amendments and modifications to any such Company Benefit Plan or related document.  The Company has not communicated to any current or former employee any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b)           Qualification.  Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS or equivalent communication.  All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by law to be made or taken until after the Closing Date.  Each Company Benefit Plan has been maintained and administered in all material respects in accordance with applicable Law and its terms.

(c)           Liability; Compliance.

(i)            Neither the Company nor any of its Related Persons nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA.

(ii)           None of the Company nor any Related Person with respect to the Company has been involved in any transaction that could cause the Company or, following the Closing Date, Parent or any of their respective Affiliates to be subject to liability under section 4069 or 4212 of ERISA.  None of the Company or any Related Person with respect to the Company has incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to the Company, any Related Person with respect to the Company or, following the Closing Date, Parent or any of its Affiliates.  All contributions and premiums required to have been paid by the Company or any Related Person with respect to the Company to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law.

(iii)          There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan that individually or in the aggregate would not reasonably be expected to be materially adverse to the Company.  The Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign, and no matters are pending with respect to a Company Benefit Plan under the IRS’s Employee Plans Compliance Resolution Program, or other similar programs of a state or local Governmental Authority.

(iv)          No Company Benefit Plan is, and the Company has not, at any time during the last six years, contributed or been obligated to contribute to, a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(v)           The Company has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company except as required to avoid excise tax under section 4980B of the Code.

(vi)          Except as set forth in Section 2.20(c)(vi) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any increased or accelerated funding obligation or the forgiveness of indebtedness with respect to any Company Benefit Plan, or impose restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan.  No payment or deemed payment by the Company will arise or be made as a result (alone or in combination with any other event or payment) of the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated by this Agreement, that would not be deductible pursuant to section 280G of the Code.  No person is entitled to receive any additional payment (including, without limitation, any tax gross-up or other payment) from the Company or any other person as a result of the imposition of the excise tax required by section 4999(a) of the Code.

(vii)         Each person who has received compensation for the performance of services on behalf of the Company has been properly classified as an employee or independent contractor in accordance with applicable Law and each Company Benefit Plan has complied with the “leased employee” provisions of the Code.

(viii)        Except as set forth in Section 2.20(c)(viii) of the Company Disclosure Letter, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code and any authority required or permitted to be relied upon thereunder, including, without limitation, (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1.

Section 2.21           Tax Matters.  Except as set forth in Section 2.21 of the Company Disclosure Letter:

(a)            The Company has (i) duly and timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) duly and timely paid in full all material Taxes (whether or not reflected on such Tax Returns) required to be paid by or with respect to it, or that could give rise to a Lien on its assets.

(b)           There are no Liens for Taxes upon the assets or properties of the Company except for Permitted Liens.

(c)            The Company has duly and timely withheld all Taxes required to be withheld and has duly and timely paid over to the proper Governmental Authority all such amounts (or such amounts have been withheld and paid over on its behalf) under all applicable Laws.

(d)           Section 2.21(d) of the Company Disclosure Letter sets forth a list of all the states, territories and jurisdictions in which the Company is currently filing, or has filed during the past three years, any income, franchise, sales or use Tax Return.  The Company has made available to Parent complete and correct copies of (i) all such Tax Returns (including any amendments thereto) filed on or prior to the date hereof for each taxable year beginning on or after January 1, 2004 and (ii) all examination reports, notices of proposed adjustments and statements of deficiencies, if any, relating to the audit of such Tax Returns by any Governmental Authority, for each tax year beginning on or after January 1, 2001.

(e)            All accounting entries (including charges and accruals) for Taxes with respect to the Company reflected on the books of the Company are adequate to cover any material Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books and were properly accrued in accordance with GAAP.  Since the end of the last period for which the Company ordinarily records items on its books, the Company has not engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would reasonably be expected to result in a materially increased Tax liability or materially reduced Tax Asset.

(f)            All Tax Returns with respect to Tax years of the Company through the Tax year ended December 31, 2006 have been filed, and an extension until September 15, 2008 for the Tax Return for the Company’s Tax year ended December 31, 2007 has been filed.  No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes of or with respect to the Company, and no written power of attorney with respect to any such Taxes has been filed or entered into with any

Governmental Authority.  The time for filing any Tax Return with respect to the Company, other than the Tax Return for the Company’s Tax year ended December 31, 2007, has not been extended to a date later than the date of this Agreement.  No Taxes of or with respect to the Company are currently under audit, examination or investigation by any Governmental Authority.  No jurisdiction in which the Company does not file a Tax Return has made a claim that the Company is required to file a Tax Return for such jurisdiction.  No Governmental Authority has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open.  No circumstances exist to form the basis for asserting or raising such claim or issue.  No adjustment that would materially increase the Tax liability, or materially reduce any Tax Asset, of the Company has been made, proposed or threatened by a Governmental Authority during any audit of any taxable period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent taxable period.  All elections and methods of accounting as utilized in the Tax Returns are currently valid.

(g)           The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company after the Closing Date, (ii) is not or has not been a member of any affiliated federal, state, local or foreign, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes or (iii) has no liability for the Taxes of any Person (whether under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any tax allocation, sharing or indemnity agreement or other contractual agreements, or otherwise).

(h)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.  The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(1).

(i)             The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in connection with the transactions described in this Agreement.

(j)             The Company is not, and has not been, (i) a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, or (ii) a personal holding company (as defined in section 542 of the Code).

Section 2.22           Insurance.  Section 2.22 of the Company Disclosure Letter lists, and Sellers have made available to Parent complete copies of, all insurance policies (including fidelity bonds and other similar instruments) relating to the Assets, the Business or the employees, officers or directors of the Company.  There is no material claim by or with respect to the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under such policies have been timely paid, and Sellers and the Company have otherwise complied in all material respects with the terms and conditions of such policies.  Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since January 1 of the third calendar year preceding the Balance Sheet Date and remain in full force and effect.  Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any Subsidiary of the Company.  The Company does not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

Section 2.23           Customers and Suppliers.

(a)           Section 2.23(a) of the Company Disclosure Letter identifies (a) the Company’s top 10 (ranked by volume of sales) customers (including Affiliates of Sellers) for the two most recently ended fiscal years of the Company and (b) the amount of purchases by each such customer during such periods.  Except as described in Section 2.23(a) of the Company Disclosure Letter, neither the Company nor Sellers have received any notice or have any reason to believe that any such customer (i) has materially reduced or will materially reduce, the use of products or services of the Company, or (ii) has sought to reduce the price it will pay for products or services of the Company, including in each case as a result of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

(b)           Section 2.23(b) of the Company Disclosure Letter identifies (a) the Company’s top 10 (ranked by volume of purchases) suppliers (including any Affiliates of Sellers) from which the Company, individually or in the aggregate, ordered raw materials, supplies or other products or services during the two most recently ended fiscal years of the Company and (b) the amount of purchases from each such supplier during such periods.  Since the Balance Sheet Date, there has not been any material adverse change in the terms and conditions of sale of such raw materials, supplies or other products or services, and the Company and the Sellers have no Knowledge that there will be such change (other than general and customary price increases and other market driven changes) after the Closing Date including as a result of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 2.24           Finders’ Fees.  Except for Near Earth LLC, whose fees and expenses will be paid by the Company, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Sellers or the Company who might be entitled to any fee or commission from Parent or any of its Affiliates (including, after the Closing, the Company) upon consummation of the transactions contemplated by this Agreement.

Section 2.25           Intercompany Accounts; Transactions with Affiliates.

(a)           Section 2.25(a) of the Company Disclosure Letter lists all balances as of the Balance Sheet Date between the Sellers or any of their Affiliates (other than the Company), on the one hand, and the Company, on the other hand.  Since the Balance Sheet Date there has not been any accrual of liability by the Company to any Seller or any of its Affiliates (other than the Company) or other transaction between the Company and the Sellers or any of their Affiliates (other than the Company), except, with respect to the period prior to the date of this Agreement, in the ordinary course of business of the Company consistent with past practice, and thereafter, as provided in Section 2.25(a) of the Company Disclosure Letter.

(b)           Section 2.25(b) of the Company Disclosure Letter lists all agreements, arrangements and other commitments or transactions to or by which the Company, on the one hand, and any Seller or any of its Affiliates (other than the Company), on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since December 31, 2004, (ii) are currently pending or in effect or (iii) involve continuing liabilities or obligations that, individually or in the aggregate, have been or will be material to the Company (each, an “Affiliate Transaction”).  Each Affiliate Transaction was on terms and conditions no more favorable to the Company than as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than a Seller or any of its Affiliates.  Except as set forth in Section 2.25(b) of the Company Disclosure Letter, no stockholder, officer, director or employee of the Company, or any family member, relative or Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly, any interest in (x) any asset or other property used in or held for use in the Business or (y) any Person that is a supplier, customer or competitor of the Company, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company or (iii) is a debtor or creditor of the Company.

ARTICLE 3
Representations and Warranties Regarding the Sellers

Each Seller hereby, severally and not jointly, represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

Section 3.1             Ownership of Capital Equity.  Seller is the lawful, record and beneficial owner of all of the Equity Securities of the Company set forth opposite Seller’s name on Section 3.1 of the Company Disclosure Letter, which Equity Securities shall be free and clear of all Liens as of the Closing, other than Liens arising under applicable federal, state and local securities laws.  Other than this Agreement, the Organizational Documents of the Company and except as set forth on Section 3.1 of the Company Disclosure Letter, such Equity Securities are not subject to any voting trust agreement or similar agreement, including any agreement restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Securities.

Section 3.2             Authorizations and Approvals.  Seller has all power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of Seller.  Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which Seller is a party.  This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditor’s rights generally and (ii) applicable equitable principles whether considered in a proceeding at law or in equity.

Section 3.3             Non-Contravention.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of Seller, (ii) assuming compliance with the matters referred to in Section 3.2, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement, other than, in the case of this clause (iii), any conflicts, violations or defaults that, individually or in the aggregate, would not, individually or in the aggregate, materially impair the ability of Seller to consummate the transactions contemplated hereby or thereby or the ability of the Company to conduct its business following the Closing.

Section 3.4             Litigation.  There is no action, claim, suit or proceeding pending, or, to Seller’s Knowledge, threatened against Seller before any Governmental Authority, that, individually or in the aggregate, would reasonably be expected to materially impair the ability of Seller to consummate the transactions contemplated hereby.

Section 3.5             Broker’s or Finder’s Fees.  No agent, broker, firm or other Person acting on behalf of Seller is, or will be, entitled to any investment banking, commission, or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement, other than Near Earth LLC.

Section 3.6             Absence of Claims.  Seller has no claim of any kind against the Company nor has Seller assigned any such claims to a third party.

ARTICLE 4
Representations and Warranties of Parent

Except as set forth in the corresponding sections or subsections of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent) or the Parent SEC Reports, Parent represents and warrants to the Shareholders, as of the date hereof and as of the Closing Date, as follows:

Section 4.1             Corporate Status.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. Parent is not in violation of any of the provisions of the Parent Certificate of Incorporation.

Section 4.2             Corporate Status of Merger Sub.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. Merger Sub was formed solely for purposes of the Merger.

Section 4.3             Subsidiaries.  Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is it bound by any agreement, contract, binding understanding, instrument, note, option, commitment or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 4.4             Corporate and Governmental Authorization.

(a)           Other than the Parent Stockholder Approval, each of Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Parent and Merger Sub, other than the Parent Stockholder Approval.  Parent and Merger Sub have duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which they are a party.  This Agreement constitutes, and each such Ancillary Agreement to which they are a party when so executed and delivered by Parent and Merger Sub will constitute, the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditor’s rights generally and (ii) applicable equitable principles whether considered in a proceeding at law or in equity.  The only vote of the holders of any class or series of capital stock of the Parent necessary to consummate the Merger and the other transactions contemplated by this Agreement is the Parent Stockholder Approval.

(b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent and Merger Sub are a Party, by Parent and Merger Sub, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth in Section 4.4(b) of the Parent Disclosure Letter, (ii) compliance with any applicable requirements of the other Laws of the jurisdiction set forth in Section 4.4(b) of the Parent Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of Georgia, (iv) compliance with the Securities Act, the Exchange Act, and any other applicable securities laws (including filing and effecting the Registration Statement and the Proxy Statement), (v) compliance with any applicable requirements of the American Stock Exchange and (vi) any actions or filings under Laws other than Competition Laws the absence of which would not be, individually or in the aggregate, materially adverse to Parent or Merger Sub, or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or thereby.

Section 4.5             Non-Contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.4, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) other than the Parent Stockholder Approval, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement, other than, in the case of this clause (iii), any conflicts, violations or defaults that, individually or in the aggregate, would not reasonably be expected to materially impair that ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

Section 4.6             Capitalization.

(a)           The authorized capital stock of Parent consists of 100,000,000 shares of authorized common stock and 5,000 shares of authorized preferred stock, par value $.0001 per share.  As of January 1, 2008, (i) 14,062,500 shares of common stock are issued, (ii) 15,250,000 warrants to acquire 15,250,000 shares of common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (iii) no shares of preferred stock are issued.

(b)           Except as set forth in Section 4.6 of the Parent Disclosure Letter, there are no (i) options or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent, (ii) voting securities of Parent or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of Parent, or (iii) equity equivalents, interests in the ownership or earnings of Parent or similar rights.  Except as set forth in the Parent Certificate of Incorporation and the Parent By-Laws, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent’s capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.  Other than the registration rights agreement, dated as of October 18, 2006, among the Parent and the other signatories party thereto, Parent is not a party to any shareholders’ agreement, anti-takeover plan, voting trust agreement or registration rights agreement relating to any Equity Securities of Parent or any other agreement relating to disposition, voting or dividends with respect to any Equity Securities of Parent.

Section 4.7             SEC Filings.  Parent has filed all reports, registrations, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Parent was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “Parent SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such Parent SEC Reports prior to the expiration of any such extension.  As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and none of the Parent SEC Reports, when filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and as so amended or superseded), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the Parent SEC Reports comply in all material respects with the published rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal adjustments, which are not material to Parent.

Section 4.8             Litigation.  There is no action, claim, suit or proceeding pending, or, to Parent’s Knowledge, threatened against Parent or Merger Sub before any Governmental Authority, that, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

Section 4.9             Finders’ Fees.  Except for Deutsche Bank Securities, Maxim Group, L.L.C. and Granahan McCourt Capital, whose fees and expenses will be paid by Parent, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Sellers or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.10           Board Approval.  The board of directors of Parent and Merger Sub (including any required committee or subgroup of the board of directors of Parent or Merger Sub) have, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent and Merger Sub, (iii) recommended to the stockholders of Parent that they vote in favor of the Merger and (iv) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets (excluding from the calculation of net assets the amount of the IPO Underwriter’s Deferred Discount).

Section 4.11           Trust Fund.  As of the date hereof and immediately prior to the Closing Date, Parent has and will have no less than $88,650,000 invested in United States Government Securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account (the “Trust Fund”) administered by Continental Stock Transfer & Trust Company (the “Trustee”), acting as trustee, less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Organization Documents.

Section 4.12           No Undisclosed Liabilities.  Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, (ii) transaction expenses related to the transactions contemplated hereby, and (iii) liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business, none of which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

Section 4.13           Employee Benefit Plans.  Except as set forth in Section 4.13 of the Parent Disclosure Letter, Parent does not maintain, and has no liability under, any employee benefit plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Seller, director, officer or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.14           American Stock Exchange.  Parent Stock is listed for trading on the American Stock Exchange.  There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the American Stock Exchange seeking to prohibit or terminate the listing of Parent Stock on the American Stock Exchange.

ARTICLE 5
Certain Covenants of the Parties

Section 5.1             Conduct of the Business.  From the date hereof until the Closing, the Company shall conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact the Business, the Assets and the relationships of the Company with customers, suppliers and others having business dealings with them, manage its working capital in the ordinary course of business consistent with past practice, pay all taxes and other current liabilities in a timely fashion consistent with past practice and keep available the services of its present officers and significant employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise expressly permitted or required by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, the Company will not:

(a)           issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any Equity Securities of the Company or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company;

(b)           merge or consolidate with any Person;

(c)           enter into, assume, amend or terminate any Material Contract or any agreement that would be a Material Contract, other than Material Contracts entered into in the ordinary course of business consistent with past practice;

(d)           incur any Indebtedness in an amount in excess of $100,000, other than trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business consistent with past practice; provided that, subject to obtaining the consent required pursuant to item 4 set forth in Section 7.2(b) of the Company Disclosure Letter, the Company may incur Indebtedness under its working capital line with Wachovia Bank, National Association, in an aggregate amount not to exceed $7,000,000 for purposes (and only for purposes) of funding the cash dividend permitted pursuant to the proviso to Section 5.1(h);

(e)           make any capital expenditures or commitments for capital expenditures in each case other than in the ordinary course of business consistent with past practice, or fail to make capital expenditures in the amounts and for the purposes set forth in the Company’s current capital expenditures budget;

(f)            forgive, cancel or compromise any debt or claim for an amount in excess of $100,000, or waive or release any right of material value;

(g)           fail to pay or satisfy when due, or following any applicable grace period, any material liability of the Company (other than any such liability that is being contested in good faith);

(h)           declare or pay any dividend or other distribution with respect to any Equity Securities of the Company, or redeem or otherwise acquire any Equity Securities of the Company; provided that the Company may declare or pay a cash dividend to the holders of its Equity Securities so long as doing so would not result in the failure of the representation set forth in Section 2.6(b) to be true and correct in all respects as of immediately prior to the Closing;

(i)            settle or compromise any material Litigation;

(j)            (i) grant any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company, (ii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amendment to any such existing agreement) with any director, officer or employee of the Company, (iv) establish, adopt or amend

(except as required by applicable Law) any Company Benefit Plan, or any other collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or (v) increase (other than in the ordinary course of business consistent with past practice) the compensation, bonus or other benefits payable to any director, officer or employee of the Company;

(k)           make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Return or claim for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to waive any statute of limitations with respect to Taxes; and

(l)            agree or commit to do any of the foregoing.

Section 5.2             Notice of Certain Events.

(a)           From the date hereof until the Closing, Sellers and the Company shall promptly notify Parent in writing of:  (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in or would reasonably be expected to result in any representation or warranty made by the Company or Sellers hereunder not being true and correct or (iii) could result in the failure of any of the conditions set forth in Article 7 to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Litigation commenced or, to the Knowledge of Sellers or the Company, threatened against, relating to or involving or otherwise affecting the Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.13 and Section 3.4 or that relates to the consummation of the transactions contemplated by this Agreement.  Parent’s receipt of information pursuant to this Section 5.2 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

(b)           From the date hereof until the Closing, Parent shall promptly notify Sellers’ Representative and the Company in writing of:  (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) has resulted in or would reasonably be expected to result in any representation or warranty made by Parent or Merger Sub hereunder not being true and correct or (iii) could result in the failure of any of the conditions set forth in Article 7 to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Litigation commenced or, to the Knowledge of Parent or Merger Sub, threatened against, relating to or involving or otherwise affecting Parent or Merger Sub that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.8 or that relates to the consummation of the transactions contemplated by this Agreement.  Receipt of information by Sellers’ Representative or the Company pursuant to this Section 5.2 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent or Merger Sub in this Agreement.

Section 5.3             Exclusivity.  From the date hereof until the earlier of the termination of this Agreement or the Closing, neither the Sellers, nor any of their Affiliates, nor the Company shall authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal, or (iii) enter into any agreement with respect to an Acquisition Proposal.

Section 5.4             Access to Information; Confidentiality.

(a)           From the date hereof until the Closing, upon reasonable notice, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours to the offices, properties, books and records of the Company, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with Parent in its investigation of the Company.  Any investigation pursuant to this Section 5.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and shall be arranged through the responsible officers of the Company designated for such purpose.  No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or the Company in this Agreement.

(b)           After the Closing, Sellers and their Affiliates shall hold, and shall use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of Sellers or their Affiliates or (iii) later lawfully acquired by Sellers from sources other than those related to its prior ownership of the Company.  The obligation of Sellers and their respective Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c)           From the date hereof until the Closing, and from and after the Closing, upon reasonable notice, Sellers shall afford promptly to Parent and its agents reasonable access during normal business hours to its books and records (including accountant’s work papers) relating to the Company to the extent reasonably necessary for Parent in connection with any audit, investigation, dispute or Litigation relating to the Company, except for Litigation between Parent, on the one hand, and the Company and/or Sellers, on the other hand; provided that (i) such books and records are material to such audit, investigation, dispute or Litigation, (ii) the information contained in such books and records is not available from the Company and (iii) any such access by Parent shall not unreasonably interfere with the conduct of the business of Sellers.  Parent shall keep such books, records and information gained therefrom in confidence, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent, (ii) in the public domain through no fault of Parent or its Affiliates or (iii) received on a non-confidential basis from a source other than the Company or Sellers, provided that such source is not known to Parent to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information.  In the event that Parent becomes legally compelled (by deposition, interrogatory request for documents, subpoena, civil investigative demand or similar process) to disclose any such information, Parent may disclose such information to the extent legally required; provided, however, that (a) the Company and/or Sellers, as applicable, are first notified of such legal process, unless such notice is prohibited by law or court order, (b) Parent attempts to obtain the Company’s and/or Seller’s (as applicable) consent to such disclosure, and (c) at the Company’s and/or Seller’s (as applicable) request, Parent shall provide reasonable assistance in obtaining protective relief from such disclosure.

Section 5.5             Subsequent Financial Statements and Reports.  From the date hereof until the Closing, the Company shall (i) provide to Parent a monthly management report in scope and detail consistent with those management reports that have been historically prepared by the Company and delivered to Sellers, and (ii) timely prepare, and promptly deliver to Parent, monthly financial statements, to be in scope and detail consistent with the monthly financial statements that have been historically prepared by the Company and delivered to Sellers.

Section 5.6             Registration Statement; Proxy Statement; Parent Stockholders’ Meeting.

(a)           As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act a Registration Statement on Form S-4 (or such other appropriate form) containing (a) a Proxy Statement for the purpose of soliciting proxies from holders of Parent Stock to vote in favor of (the “Parent Stockholder Approval”) (i) the approval of the Merger, (ii) the Parent Charter Amendment, (iii) issuance of the Total Merger Consideration to the Shareholders, and (iv) the adoption of an equity compensation plan at a meeting of holders of Parent Stock to be called and held for such purpose (the “Special Meeting”) and (b) a prospectus relating to the shares of Parent Stock to be issued to the Shareholders at the Closing and pursuant to Section 1.7.  The Company and the Sellers shall use their reasonable best efforts to furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Registration Statement and the Proxy Statement.  The Company and its counsel shall be given an opportunity to review and comment on such Registration Statement and such Proxy Statement, including amendments thereto, prior to their filing with the SEC and Parent will not file any documents containing information that the Company has reasonably determined is incorrect or misleading and notified Parent in writing thereof.  Parent and the Company shall each use reasonable best efforts to promptly provide responses to any SEC comments on such Registration Statement and such Proxy Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective and the definitive Proxy Statement to be approved by the SEC for distribution to the Parent’s stockholders as promptly as reasonably practicable.  The Company shall use reasonable best efforts to make senior management of the Company reasonably available for customary “roadshow” presentations.  Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act.  The Company and the Sellers shall cooperate with Parent in the preparation of the Registration Statement and the Proxy Statement or any amendment or supplement thereto.

(b)           As soon as practicable following the approval by the SEC of the distribution of the definitive Proxy Statement, Parent shall distribute the Proxy Statement to the holders of Parent Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and in no event more than sixty (60) days following approval by the SEC of the Proxy Statement and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the transactions contemplated by this Agreement and the other matters presented for approval or adoption at the Special Meeting.

(c)           Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation and filing of the Registration Statement, the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.  Without limiting the foregoing, Parent shall ensure that the Registration Statement and the Proxy Statement do not, as of the date on which the Registration Statement is declared effective and the date on which the Proxy Statement is first distributed to the stockholders of Parent, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company or the Sellers for inclusion in the Registration Statement and the Proxy Statement).  The Company and the Sellers shall ensure that the information relating to the Company supplied by the Company and the Sellers for inclusion in the Registration Statement and the Proxy Statement will not, as of the date on which the Registration Statement is declared effective and the date on which the Proxy Statement is first distributed to the stockholders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

(d)           Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Stock vote in favor of the approval of the transactions contemplated by this Agreement, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

(e)           The Company also shall cooperate with Parent and use its reasonable best efforts to provide all information reasonably requested by Parent in connection with any application or other filing made to maintain or secure listing for trading or quotation of Parent Stock on the American Stock Exchange (or on such other national exchange or quotation service in which Parent Stock is trading or quoted) following the Closing.

(f)            To the extent that (i) Parent reasonably determines, after discussion with the Sellers’ Representative, that the registration of Parent Stock on Form S-4, as provided in this Section 5.6, is not feasible or may not be completed on or prior to the Closing Date because it would violate any applicable law or applicable interpretations of the SEC’s staff or (ii) such registration does not enable the recipient of Parent Stock so registered on Form S-4 to re-sell (following the expiration of any applicable lock-up periods pursuant to a Lock-Up Letter) the shares of Parent Stock so registered free of resale restrictions under Rule 144 under the Securities Act, Parent shall use its reasonable efforts to cause to be filed and to have such declared effective by the SEC (w) in the case of clause (i) above, as soon as practicable after the Closing Date or (x) in the case of clause (ii) above, as soon as practicable following the expiration of any applicable lock-up periods pursuant to a Lock-Up Letter, a shelf registration statement on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, providing for the sale of all the Parent Stock by (y) in the case of clause (i) above, the Persons that were the intended recipients of Parent Stock registered on Form S-4 or (z) in the case of clause (ii) above, the Persons who are so subject to resale restrictions.

Section 5.7             Public Disclosure.  From the date of this Agreement until Closing or termination, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of Parent (in the case of the Company or the Sellers) or the Company (in the case of Parent), except as required by applicable Law or by the rules and regulations of, or pursuant to, any agreement of a stock exchange or trading system.  Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transactions contemplated hereby public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transactions contemplated hereby as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 5.8             Further Actions; Cooperation.

(a)           The Parties shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated hereby.  This obligation shall include, on the part of Parent, sending a termination letter to the Trustee.  Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Parties shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.

(b)           If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement (the “HSR Filings”) and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities.  Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.

Section 5.9             Sale Restriction.  Each Seller agrees to enter into a lock-up letter in substantially the form of Exhibit A hereto (the “Lock-Up Letter”).

Section 5.10           Amendment to Organizational Documents of Parent.  Subject to the receipt of the Parent Stockholder Approval, Parent shall take all reasonable actions necessary to cause the certificate of incorporation of Parent at the Effective Time to be in form and substance reasonably acceptable to Parent and the Sellers’ Representative (the “Restated Parent COI”).

Section 5.11           Insurance.  The Company shall maintain through the Closing insurance with respect to the Company substantially as described in Section 2.22.  If Parent requests, the Company shall purchase, at Parent’s expense, an extended reporting period with respect to such insurance.

Section 5.12           Company Indebtedness.  Prior to Closing, the Company shall pay off any remaining Indebtedness other than Indebtedness incurred solely pursuant to the proviso to Section 5.1(d) (the “Company Debt Payment”) and deliver to Parent customary pay-off letters from all holders of Indebtedness to be so repaid as of or prior to the Closing.

Section 5.13           D&O Insurance.

(a)           From and for a period of six years following the Closing Date, Parent shall, or shall cause the Company to, indemnify and hold harmless and advance expenses to each present and former director and officer of the Company (collectively, the “Director and Officer Indemnified Parties”) who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such Director and Officer Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving or agreed to serve at the request of the Company, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to its Organizational Documents.

(b)           For a period of six (6) years following the Closing Date, Parent shall, at its expense, cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance or obtain a “tail policy” covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, that in no event shall Parent or the Surviving Corporation be required to expend an aggregate amount, during such six year period that would be more than 200% of the 2008 annual premiums paid by the Company or any of its Subsidiaries, multiplied by six (6), to maintain or procure insurance coverage pursuant hereto.

(c)           If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.13.

Section 5.14           Further Assurances.  Following the Closing, Sellers shall, and shall cause their Affiliates and their Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Parent or the Company to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transaction contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

Section 5.15           No Claim against Trust Fund; Sole Remedy for Termination of Agreement.  The Company and the Sellers acknowledge that, if the transactions contemplated by this Agreement are not consummated by Parent by October 24, 2008, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund.  Accordingly, the Company and the Sellers hereby waive all rights to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund for any reason whatsoever.

Section 5.16           Fees and Expenses.  Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the Party incurring such cost or expense.  No later than three Business Days prior to the Closing Date, the Company shall deliver to Parent (i) pay-off letters or final invoices in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Company, and (ii) a certificate of the Company setting forth an estimate of the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.  On the Closing Date prior to the Closing, the Company shall deliver to Parent a certificate of the Company setting forth the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.  The Company shall pay and discharge all such Company Transaction Expenses at or prior to the Closing.  All pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement.

Section 5.17           Employee Matters.  From and after the Closing Date, employees of the Company on the Closing Date (the “Employees”) shall continue their employment with the Company and its Subsidiaries.  During the period commencing on the Closing Date and ending on the six-month anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide Employees with compensation opportunities and benefits (other than equity-based incentive opportunities and any change in control or special compensation arrangement related to the transactions contemplated herein) that are substantially comparable, in the aggregate, to those provided to the Employees immediately prior to the Effective Time.  From and after the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor all Company Benefit Plans and compensation agreements and arrangements in accordance with its terms as in effect immediately before the Effective Time, unless or until any such Company Benefit Plan is amended or terminated in accordance with its terms by Parent or the Company.  Nothing contained herein, express or implied:  (i) shall be treated as an establishment, amendment, or modification of any Company Benefit Plan, (ii) shall alter or limit Parent’s or the Company’s ability to amend, modify or terminate any Company Benefit Plan, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including, but not limited to, employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.  Parent agrees that the Surviving Corporation shall be responsible for providing all legally-mandated continuation coverage for Employees and their covered dependents who experience a loss of coverage due to a “qualifying event” (within the meaning of section 603 of ERISA) which occurs at any time on or after the Effective Time, as well as for all former employees of the Company and its affiliates who, as of the Effective Time, have elected or are eligible to and within the applicable time periods, elect continuation coverage.

Section 5.18           Work For Hire.  The Company shall use its commercially reasonable efforts to obtain, as promptly as practicable following the date hereof (and in any event prior to the Closing), from the Persons set forth in Section 5.18 of the Company Disclosure Letter instruments of assignment in favor of the Company as assignee that convey to the Company exclusive ownership of all tangible and intangible property arising as a result of the contribution or participation of such Persons in the conception and/or development of any Owned Intellectual Property.

Section 5.19           Certain Filings.  The Company shall prepare and file with the United States Department of the Treasury, as promptly as practicable following the date hereof (and in any event prior to the Closing) (a) a Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, for each year in which the Company held a financial interest in a foreign financial account (“Forms TD F 90-22.1”) and (b) a letter addressed to the United States Department of the Treasury setting forth (i) the financial details for such foreign financial account and the function of such foreign financial account within the Company, (ii) the rationale for acquiring an interest in such foreign financial account, (iii) if any Forms TD F 90-22.1 were not timely filed, the reason for such failure to file on a timely basis, and (iv) such other information as the Company and Parent shall reasonably agree to include in such letter (the “Form TD F 90-22.1 Letter”).  Parent shall be given an opportunity to review and comment on such Forms TD F 90-22.1 and such Form TD F 90-22.1 Letter prior to their filing with the IRS.

Section 5.20           Minority Equity Disposition.  The Company shall use its commercially reasonable efforts to dispose of the Equity Securities listed on Section 5.20 of the Company Disclosure Letter as promptly as practicable following the date hereof (and in any event prior to the Closing); provided that the terms, conditions of, and the documentation related to, such Minority Equity Disposition shall be reasonably satisfactory to Parent (the “Minority Equity Disposition”).

ARTICLE 6
Tax Matters

Section 6.1             Sellers’ Responsibility for Taxes.  Notwithstanding anything in this Agreement to the contrary, Sellers, jointly and severally, shall bear and pay, reimburse, indemnify and hold harmless each of Parent, its Affiliates, the Company and their respective officers, directors, employees, agents, advisers and representatives for, from and against any and all liabilities for Taxes (or payments in respect of Taxes) that (i) are imposed on, allocated or attributable to or incurred or payable by the Company for any Pre-Closing Tax Period,  (ii) arise under Treasury Regulation Section 1.1502-6 or any similar provision of U.S. state, local or foreign Law or under principles of transferee or successor liability or by contract, or (iii) arise from or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 2.21, in each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorney’s and accountant’s fees) incurred in connection therewith, but only to the extent that such Taxes exceed the Company’s accrued and unpaid liability for Taxes payable set forth on the Company’s financial statements as of the Closing Date (in accordance with GAAP and consistent with past custom and practice of the Company), provided that any such amounts accrued on the financial statements shall be reflected in the calculations of Net Working Capital for purposes of determining indemnification obligations with respect to Net Working Capital.

Section 6.2             Straddle Periods.  For purposes of Section 6.1, any liability for Taxes attributable to a taxable period that begins before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (x) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (y) in the case of income Taxes and all other Taxes, on the basis of a closing of the books as of the end of the Closing Date. The Company shall be responsible for preparing the Tax Return (or portion thereof) for that portion of the Straddle Period that ends on the Closing Date, and Parent shall be responsible for preparing the Tax Return (or portion thereof) for that portion of the Straddle Period that begins on the day after the Closing Date and ends after the Closing Date.

Section 6.3             Post-Closing Date Losses.  For purposes of the Sellers’ obligations under Section 6.1, the Company shall be deemed not to have the benefit of any item of loss, deduction or credit or any net operating loss, net capital loss or other tax credit or benefit that is attributable to, arises from or relates to any taxable period (or portion thereof) commencing after the Closing Date.

Section 6.4             Tax Returns; Dispute Resolutions.  Except as provided in Section 6.2, Sellers’ Representative shall be responsible for preparing all Tax Returns with respect to the Company and its Subsidiaries for any Pre-Closing Tax Period, other than Tax Returns (i) in respect of any Straddle Period or (ii) that are required to be filed after the Closing, and Parent shall be responsible for preparing and filing all other Tax Returns with respect to the Company.  Each of Sellers’ Representative and Parent shall use reasonable best efforts to make any Tax Returns and work papers in respect of a Pre-Closing Tax Period for which such party is responsible for preparing available for review by the other party sufficiently in advance of the due date for filing such Tax Returns to provide such other party with a meaningful opportunity to analyze, comment on and dispute such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing.  Subject to the remainder of this Section 6.4, Parent shall obtain Sellers’ Representative’s consent, such consent not to be unreasonably withheld, delayed or conditioned, prior to filing any Tax Return in respect of a Pre-Closing Tax Period if any such Tax Return may be reasonably expected to result in liability for Sellers for indemnification for Taxes under this Article 6 or otherwise impose liability upon the Shareholders.  In the event of any disagreement between Parent and Sellers with respect to any such Tax Returns or any other matter regarding Taxes covered by this Article 6, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Sellers’ Representative and Parent (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final.  The fees and expenses of the Tax Accountant shall be borne equally by Parent and Sellers.  Notwithstanding any other provisions in this Agreement, if the Tax Accountant does not resolve any differences between Sellers and Parent with respect to such Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed as prepared by the party having the responsibility hereunder for preparing such Tax Return and amended to reflect the Tax Accountant’s resolution.  The preparation and filing of any Tax Return that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Parent.

Section 6.5             Tax Contests.  Parent shall promptly notify Sellers’ Representative in writing upon receipt by the Company, or by Parent or any of its Affiliates, of notice of any Tax audits, examinations or assessments that could give rise to a liability for which Sellers are responsible under Section 6.1 of this Agreement.  Sellers’ Representative shall control the conduct and disposition of the portion of any such audit, examination or proceeding that relates to any Taxes for which Sellers are responsible, provided that Sellers’ Representative shall not settle or compromise any such audit, examination or proceeding without the consent of Parent.  Parent shall control the conduct and disposition of any audit, examination or proceeding (or portion thereof) that does not relate to Taxes for which Sellers are responsible under Section 6.1.

Section 6.6             Books and Records; Cooperation.  Each of Parent and Sellers shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 6.7             Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) (the “Transfer Taxes”) shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.8             Overlap.  In case of any inconsistency between this Article 6 and any other provision of this Agreement, this Article 6 shall control over such other provision with respect to Tax matters.  To the extent that an obligation or responsibility pursuant to Article 9 may overlap with an obligation or responsibility pursuant to this Article 6, the provisions of this Article 6 shall govern such obligation or responsibility; provided, for the avoidance of doubt, that the Sellers’ indemnification obligations pursuant to this Article 6 may be satisfied (at Parent’s election) from the Escrow Fund.  For the avoidance of doubt and notwithstanding any other provision of this Agreement, none of the limitations on indemnification contained in Sections 9.1 and 9.4 shall apply to damages in respect of Tax matters covered in this Article 6.  No provision of this Article 6 shall apply until immediately after the Closing.

ARTICLE 7
Conditions Precedent

Section 7.1             Conditions to the Obligations of Parent, the Company and Sellers.  The obligations of Parent, the Company and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a)           Regulatory Authorizations.  The HSR Filings and any filings required under Foreign Competition Laws, shall have been made and any applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)           No Injunction, Etc.  Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

(c)           Stockholder Approval.  The Parent Stockholder Approval shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Restated Parent COI shall have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing.  The Shareholders shall have approved and authorized the Merger and the Merger Agreement by the requisite vote under the laws of the State of Georgia.

(d)           Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(e)           Parent Stock Conversion.  The number of IPO Shares with respect to which holders have exercised their cash conversion rights pursuant to Article Fifth of the Parent Certificate of Incorporation shall be less than 20%.

(f)            Escrow Agreements.  The Escrow Agreement shall have been executed and delivered by the respective parties thereto.

Section 7.2             Conditions to the Obligations of Parent.  The obligations of Parent to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)           Representations, Performance.  The representations and warranties of the Company and of the Sellers contained in this Agreement or in any Ancillary Agreement and in any certificate or other writing delivered pursuant hereto (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects or (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, except that the representations and warranties in Section 2.4(a) and Section 2.24 shall be true and correct in all respects, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date.  Sellers and the Company shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers and the Company at or prior to the Closing.  Sellers shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Section 7.2(a).

(b)           Consents.  Sellers or the Company, as the case may be, shall have received all contract renewals, consents, authorizations or approvals or delivered all notices required under the Material Contracts listed in Section 7.2(b) of the Company Disclosure Letter, in each case in form and substance reasonably satisfactory to Parent, and no such consents, authorizations, approvals or notices shall have been revoked (the “Required Consents”).

(c)           No Litigation, etc.  No Litigation shall be pending or threatened before any Governmental Authority which is reasonably likely to (i) prevent the consummation of any transaction contemplated in this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the Merger, and (iii) affect materially and adversely the right of Parent or Merger Sub to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since the date hereof that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(e)           Company Debt Payment.  The Company Debt Payment shall have been made and the Company shall have delivered to Parent the Company Debt Payoff Letters.

(f)            Company Transaction Expenses.  The Company shall have delivered to Parent (i) the Estimate Certificate certified by a duly authorized officer of the Company and (ii) the pay-off letters from all Persons that are owed Company Transaction Expenses.

(g)           Shortfall Payments.  All Shortfall Payments shall have been received by the Company.

(h)           Options.  The Company shall have taken all necessary actions to ensure that all outstanding Company Options are treated as provided for in Section 1.5(h), and that no holder of any such Company Option shall have any rights thereafter with respect thereto except as expressly provided in Section 1.5(h).

(i)            FIRPTA Certificate.  The Company shall have delivered to Parent a duly executed certificate that complies with section 1445 of the Code and the Treasury Regulations promulgated thereunder and states that the Company is not a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

Section 7.3             Conditions to the Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)           Representations, Performance, Etc.  The representations and warranties of Parent contained in this Agreement or in any Ancillary Agreement and in any certificate or other writing delivered pursuant hereto (i) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects or (ii) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects, except that the representations and warranties in Section 4.4 shall be true and correct in all respects, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date.  Parent and Merger Sub shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Closing.  Parent and Merger Sub shall have delivered to the Company and Sellers’ Representative a certificate, dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Section 7.3(a).

(b)           Parent Board of Directors and By-Laws.  The board of directors of Parent (the “Parent Board”) shall have passed a resolution amending and restating the Parent By-Laws, effective as of the Effective Time, to be in form and substance reasonably acceptable to Parent and the Sellers’ Representative.  The signatories thereto shall have delivered to the Company the Nomination and Voting Agreement.

(c)           No Litigation.  No Litigation shall be pending or threatened before any Governmental Authority which is reasonably likely to (i) prevent the consummation of any transaction contemplated in this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the Merger.

(d)           Stock Quotation or Listing.  At the Effective Time, the Parent Stock will be listed for trading or quoted on the American Stock Exchange (or on such other national exchange or quotation service in which Parent Stock is trading or quoted), and there will be no action of proceeding pending against Parent to prohibit or terminate the listing of Parent Stock on the American Stock Exchange.

ARTICLE 8
Termination

Section 8.1             Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)             by the written agreement of Parent and Sellers;

(b)            by either Parent or Sellers by notice to the other party, if:

(i)             the Closing shall not have been consummated on or before October 24, 2008 (the “End Date”);

(ii)            (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Parent or Sellers from consummating the Closing is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

(iii)           The Parent Stockholder Approval shall not have been obtained at the Special Meeting; or

(iv)           Holders of twenty percent (20%) or more of IPO Shares  shall have exercised their rights to convert their shares into cash in accordance with Article Fifth of the Parent Certificate of Incorporation.

(c)           by Parent by notice to the Sellers’ Representative, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sellers or the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.2(a) not to be satisfied, and such breach is incapable of being cured by the End Date, or if capable of being cured, shall not have been cured within ten (10) Business Days after Parent delivers notice to Sellers’ Representative of such breach; or

(d)           by Sellers by notice to Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.3(a) not to be satisfied, and such breach is incapable of being cured by the End Date, or if capable of being cured, shall not have been cured within ten (10) Business Days after Sellers’ Representative delivers notice to Parent of such breach.

Section 8.2             Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other party hereto, except as provided in this Section 8.2, Article 9 and the Confidentiality Agreement; provided that no such termination shall relieve either party of liability for a breach of this Agreement.

ARTICLE 9
Indemnification

Section 9.1             Survival.  The representations and warranties of the parties contained in this Agreement or in any Ancillary Agreement shall survive the Closing until the first anniversary of the Closing Date; provided that, (i) the representations and warranties in Sections 2.2(a), 2.4, 2.24, 3.1, 3.2, 3.5, 4.2, 4.3, 4.4(a), 4.6 and 4.9 shall survive the Closing indefinitely or until the latest date permitted by law and (iii) the representations and warranties in Section 2.21 shall survive until 60 days after the expiration of any statute of limitations period (giving effect to any waiver, mitigation or extension thereof) applicable to the matters covered thereby.  The covenants and agreements of the parties contained in this Agreement or in any Ancillary Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice (stating in reasonable detail the basis of the claim for indemnification) of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.2             Indemnification by Sellers.  Subject to Section 9.4, from and after the Closing, the Sellers, jointly and severally, shall defend, indemnify and hold harmless each of Parent, Merger Sub, their Affiliates, and, after the Closing, the Company and its officers, directors, employees, agents, advisers and representatives (collectively, the “Parent Indemnitees”) from and against, and pay or reimburse Parent Indemnitees for, any and all damage, loss, liability, and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value), whether or not involving a Third-Party Claim (collectively, “Losses”), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by the Company or Sellers in or pursuant to this Agreement or any Ancillary Agreement or (b) any failure of Sellers (or, prior to the Closing, the Company) to perform any covenant or agreement under this Agreement or any Ancillary Agreement.

Section 9.3             Indemnification by Parent.  Subject to Section 9.4, from and after the Closing, Parent and Merger Sub, jointly and severally, shall defend, indemnify and hold harmless Sellers and the Company and its officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made or deemed made by Parent in or pursuant to this Agreement or any Ancillary Agreement or (b) any failure of Parent or the Surviving Corporation to perform any covenant or agreement of Sellers under this Agreement or any Ancillary Agreement.

Section 9.4             Certain Limitations.

(a)           From and after the Closing, except with respect to inaccuracies in or breaches of the representations and warranties in Sections 2.2(a), 2.4, 2.24, 3.1, 3.2, and 3.5, any Losses related to the failure by the Company or the Sellers to perform the covenants or agreements in Section 5.1(h) and any Losses related to the Minority Equity Disposition (x) the sole remedy (subject to Article 6) with respect to the indemnification obligation of Sellers under Section 9.2(a) shall be pursuant to the Escrow Agreement and (y)

Sellers shall not be required to indemnify Parent Indemnitees for Losses under Section 9.2(a) resulting from any inaccuracy in or breach of any representation or warranty unless the aggregate amount of all such Losses exceeds $375,000 (the “Deductible”) at which time the Parent Indemnitees shall be entitled (subject to the other provisions of this Article 9) to indemnification for the full amount of such Losses to the extent such Losses exceed the Deductible.

(b)           From and after the Closing, except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.6 and 4.9, Parent shall not be required to indemnify Seller Indemnitees for Losses under
Section 9.3(a) resulting from any inaccuracy in or breach of any representation or warranty (i) until the aggregate amount of all such Losses exceeds the Deductible, at which time the Seller Indemnitees shall be entitled (subject to the other provisions of this Article 9) to indemnification for the full amount of such Losses to the extent such Losses exceed the Deductible, or (ii) for Losses in the aggregate in excess of $11,250,000.

(c)           For purposes of calculating Losses (but not for purposes of determining whether a breach has occurred), any limitation as to material, materiality, Material Adverse Effect, or similar qualification contained in the representations and warranties shall be disregarded.

(d)           The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.  The representations, warranties and covenants of the parties, and their respective rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such parties (including by any of its advisors, consultants or representatives) or by reason of the fact a party or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of such party’s waiver of any condition set forth in Article 7.

(e)           Except as provided in Article 6, the indemnity provided for in this Article 9 shall be the sole and exclusive remedy of Parent Indemnitees or Seller Indemnitees, as the case may be, after the Closing for any inaccuracy of any representation or warranty of the Company, Seller or Parent, respectively, herein or any other breach of this Agreement, provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby.

(f)            No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages arising in connection with a Third-Party Claim.

Section 9.5             Third-Party Claim Procedures.  In the case of any Litigation asserted by a third party (a “Third-Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third-Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third-Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third-Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  If the Indemnifying Party does not promptly assume the defense of such Third-Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third-Party Claim; provided that the Indemnifying Party shall have the right to approve any settlement in which the Indemnified Party has not secured a complete general release relating to such Third-Party Claim, which approval will not be unreasonably withheld or delayed.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third-Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third-Party Claim.  If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third-Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Company to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third-Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third-Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third-Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In any event, Seller and Parent shall cooperate in the defense of any Third-Party Claim subject to this Article 9 and the records of each shall be reasonably available to the other with respect to such defense.

Section 9.6             Treatment of Indemnification Payments.  The Parties agree that any indemnity payments pursuant to this Agreement will be treated for Tax purposes as an adjustment to the Total Merger Consideration, unless otherwise required by applicable Law.

ARTICLE 10
Definitions

Section 10.1           Certain Terms.  The following terms have the respective meanings given to them below:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of any material assets of the Company (other than sales of inventory in the ordinary course of business, consistent with past practice) or any other transaction the consummation of which could reasonably be expected to frustrate the purposes of, impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement.

“Adjusted EBITDA” for any fiscal year means the EBITDA of the Company for such fiscal year, plus, to the extent they result in a reduction of EBITDA, the following items:  (a) the costs associated with SEC disclosure or with listing on a stock exchange, (b) legal, advisory and accounting expenses incurred in connection with the Merger that would not otherwise have been incurred in the normal course of business, (c) any fees payable to Parent or its Affiliates on an ongoing basis, (d) Management Retention Bonus Payments (as defined in Section 6 of the Employment Agreements) paid pursuant to the Employment Agreements, (e) other bonuses to officers of the Company to the extent such bonuses collectively exceed 110% of the bonuses paid to officers of the Company during the immediately preceding fiscal year, (f) insurance costs incurred to purchase policies required by Section 5.13(b), (g) any additional expenses that would not have been required except as a result of the Merger, (h) 50% of the salary, benefits and other compensation expense of any Chief Financial Officer of the Company (unless such Chief Financial Officer shall be hired from a company that the Company acquires, in which case 100% of such Chief Financial Officer’s compensation shall be excluded from Adjusted EBITDA), and (i) the impact of any acquisitions completed during Year One, Year Two or Year Three.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Affiliate Transaction” has the meaning set forth in Section 2.25(b).

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Company Shares” means the aggregate number of Company Shares that are issued and outstanding immediately prior to the Effective Time.

“Ancillary Agreements” means the Escrow Agreement and the Employment Agreements.

“Annual Income Statement” has the meaning set forth in Section 1.7(a).

“Assets” has the meaning set forth in Section 2.11(a).

“Audited Financial Statements” has the meaning set forth in Section 2.6(a).

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Business” means the business and operations of the Company as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in the City of New York are authorized or required by Law to close.

“Capital Equity” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Cash Consideration” has the meaning set forth in Section 1.2.

“Certificate” has the meaning set forth in Section 1.4.

“Certificate of Merger” has the meaning set forth in Section 1.5(a).

“Closing” has the meaning set forth in Section 1.5(a).

“Closing Date” has the meaning set forth in Section 1.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” means each written or oral compensation or benefit plan, scheme, program, policy, arrangement, and agreement (including, but not limited to, any “employee benefit plan,” as defined in section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, vacations, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, fringe benefit change in control or severance plan, program, policy, arrangement or agreement) for the benefit of any current or former officer, employee, director or consultant of the Company that is maintained or contributed to by the Company or any Related Person with respect to the Company, or with respect to which any of them could incur liability.

“Company Common Stock” has the meaning set forth in Section 1.3.

“Company Debt Payment” has the meaning set forth in Section 5.12.

“Company Debt Payoff Letters” has the meaning set forth in Section 5.12.

“Company Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Company to Parent prior to the execution of this Agreement and identified as the Company Disclosure Letter.

“Company Option” means any option granted to any Person to acquire Company Shares, which is outstanding immediately prior to the Effective Time.

“Company Shares” means the shares as defined in Section 2.4(a).

“Company Transaction Expenses” means, without duplication, the collective amount payable by the Company for all out-of-pocket costs and expenses incurred by or on behalf of the Company or the Sellers related to the transactions contemplated by this Agreement, consisting solely of the following:  (A) any fees and expenses associated with obtaining the Required Consents, (B) all brokers’ or finders’ fees, (C) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts (but excluding all but the Company Portion of the fees and expenses of Pressman Ciocca Smith LLP related to the audit of the Financial Statements; it being understood and agreed that the “Company Portion” of such fees and expenses shall be equal to (i) the first $50,000 of such fees and expenses plus (ii) 50% of the next $40,000 of such fees and expenses), (D) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby (except for the Management Retention Bonus payments pursuant to Section 6 of the Employment Agreements), and (E) any Transfer Taxes payable by the Company.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” means Section 8 of that certain letter agreement by and among Parent and the Company, dated February 4, 2008.

“Deductible” has the meaning set forth in Section 9.4(a).

“DGCL” means the Delaware General Corporation Law.

“Director and Officer Indemnified Parties” has the meaning set forth in
Section 5.13(a).

“Dissenting Parent Stockholders” has the meaning set forth in Section 1.7(e)(ii).

“Dissenting Shares” has the meaning set forth in Section 1.3.

“Dissenting Stockholders” has the meaning set forth in Section 1.3.

“Earnout Payments” has the meaning set forth in Section 1.7(e)

“EBITDA” of the Company for any fiscal year shall mean its earnings from operations before interest, taxes, depreciation and amortization, calculated as if it were being operated as a separate and independent corporation.  EBITDA shall be determined in accordance with GAAP as determined by the firm of independent certified public accountants engaged by Parent for purposes of its own audit.  In determining such EBITDA:  (a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP; (b) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business; and (c) no deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Parent to the Company.

“Effective Time” has the meaning set forth in Section 1.5(a).

“Employees” has the meaning set forth in Section 5.17.

“Employment Agreements” has the meaning set forth in the Recitals.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health, natural resources or the environment, including laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“Equity Securities” means (a) Capital Equity and (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, Capital Equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 1.5(b).

“Escrow Agreement” means an escrow agreement reflecting the material terms set forth on Exhibit B and otherwise in form and substance reasonably acceptable to Parent and the Sellers’ Representative to be entered into on the Closing Date, among the Parent, the Sellers and the Escrow Agent.

“Escrow Fund” has the meaning set forth in Section 1.5(b).

“Escrowed Cash” has the meaning set forth in Section 1.5(b).

“Escrowed Shares” has the meaning set forth in Section 1.5(b).

“Excess Stockholder Payments” has the meaning set forth in Section 1.7(e)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Foreign Competition Laws” has the meaning set forth in Section 2.2(b).

“Form TD F 90-22.1 Letter” has the meaning set forth in Section 5.19.

“Forms TD F 90-22.1” has the meaning set forth in Section 5.19.

“GAAP” has the meaning set forth in Section 2.6(a).

“GBCC” means Georgia Business Corporation Code.

“Governmental Authority” means any nation or government, any state, agency, stock exchange, commission or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hazardous Substances” means any substance that:  (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Filings” has the meaning set forth in Section 5.8(b).

“Indebtedness” means, with respect to any Person, without duplication, the non-current portion of (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and (c) surety bonds and customs bonds) and (x) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Independent Accountant” means a partner in the New York office of KPMG, LLP, or, if no partner at such firm is willing or able to serve in such capacity, a partner in the New York office of another nationally recognized independent registered public accounting firm appointed by mutual agreement of Parent and the Sellers’ Representative.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, websites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets and all similar intellectual property rights.

“Inventory” means all supplies, materials and other inventories of raw materials, work-in-progress and finished goods owned by the Company (wherever located) to the extent held for use in, or exclusively related to, the Business, including any inventories on consignment with contract manufacturers or customers in connection with the Business.

“IPO Shares” has the meaning set forth in the Parent Certificate of Incorporation.

“IPO Underwriter’s Deferred Discount” has the meaning set forth in the Parent Certificate of Incorporation.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person that is not an individual means the knowledge of such Person after reasonable inquiry, or, in the case of the Company and Sellers, means the knowledge of the Persons set forth in Section 10.1 of the Company Disclosure Letter, after reasonable inquiry.

“Laws” has the meaning set forth in Section 2.14.

“Leased Real Property” has the meaning set forth in Section 2.11(e).

“Leases” has the meaning set forth in Section 2.11(e).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Lock-Up Letter” has the meaning set forth in Section 5.9.

“Losses” has the meaning set forth in Section 9.2.

“Material Adverse Effect” means any event, change, circumstance, or effect that, individually or when aggregated with other events, changes, circumstances or effects, is materially adverse to the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company, other than as a result of (a) changes in general economic, regulatory, capital market or political conditions (including as a result of terrorism or war (whether or not declared)), (b) changes affecting the industries in which the Company operates, (c) changes in GAAP or applicable Laws (except, with respect to each of clauses (a), (b) and (c), to the extent such changes have had a disproportionate effect on the Company as compared to other participants in the industries in which the Company operates), (d) actions or omissions of the Company taken with the prior written consent of Parent, (e) compliance by the Company with the terms of, or the taking of any action specifically required to be taken, in this Agreement or any amendments thereto, or (f) the failure or prospective failure by the Company to meet any financial or business projections or forecasts; provided, however, that the facts underlying the failure or prospective failure by the Company to meet any financial or business projections or forecasts may be considered in determining whether a Material Adverse Effect has occurred.

“Material Contract” has the meaning set forth in Section 2.10(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Minority Equity Disposition” has the meaning set forth in Section 5.20.

“Net Working Capital” means (i) current assets of the Company minus (ii) current liabilities of the Company.  The current assets and current liabilities will be determined in accordance with GAAP applied consistently with the Company’s 2007 audited financial statements (consistency to include the same principles, policies, practices, methodologies and classifications, it being understood that if there is any conflict between GAAP and consistency, that GAAP shall control).

“Nomination and Voting Agreement” shall mean a nomination and voting agreement among the Company and the other signatories thereto, to be entered into prior to the Closing, providing among other things (i) for the nomination to the Parent Board of Philip Shou and one additional individual designated by the Company with Parent’s consent (not to be unreasonably withheld) and (ii) an obligation to vote such signatories’ Parent Stock in favor of such nominees, in each case for so long as such person remains an officer of Parent or the Surviving Corporation.

“Non-Signing Seller” has the meaning set forth in Section 11.3(a).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 2.12(a).

“Owned Real Property” has the meaning set forth in Section 2.11(d).

“Parent” has the meaning set forth in the Preamble.

“Parent Balance Sheet Date” means December 31, 2007.

“Parent Board” has the meaning set forth in Section 7.3(b).

“Parent By-Laws” means Parent’s by-laws, as filed with the SEC on July 26, 2006.

“Parent Certificate of Incorporation” means Parent’s fourth amended and restated certificate of incorporation, as filed with the SEC on October 16, 2006.

“Parent Charter Amendment” means the amendment and restatement of the Parent Certificate of Incorporation so that, after giving effect thereto, the certificate of incorporation of Parent shall be substantially in the form of the Restated Parent COI.

“Parent Disclosure Letter” means the letter, dated as of the date hereof, delivered by Parent to Sellers’ Representative prior to the execution of this Agreement and identified as Parent Disclosure Letter.

“Parent Indemnitees” has the meaning set forth in Section 9.2.

“Parent Material Adverse Effect” means any event, change, circumstance, or effect that, individually or when aggregated with other events, changes, circumstances or effects, is materially adverse to the business, results of operations, condition (financial or otherwise), assets or liabilities of Parent, other than as a result of (a) changes in general economic, regulatory, capital market or political conditions (including as a result of terrorism or war (whether or not declared)), (b) changes in GAAP or applicable Laws (except, which respect to each of clauses (a) and (b), to the extent such changes have had a disproportionate effect on Parent compared to other special purpose acquisition companies), (d) actions or omissions of the Parent taken with the prior written consent of the Company or the Sellers’ Representative, or (e) compliance by Parent with the terms of, or the taking of any action specifically required to be taken, in this Agreement or any amendments thereto.

“Parent SEC Reports” has the meaning set forth in Section 4.7.

“Parent Stock” has the meaning set forth in Section 1.2.

“Parent Stockholder Approval” has the meaning set forth in Section 5.6(a).

“Parties” has the meaning set forth in the Recitals.

“Permits” has the meaning set forth in Section 2.15.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established on the Reference Balance Sheet, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, and (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company, which Liens and other encumbrances described in clauses (i) – (iv) do not materially interfere with the current use by the Company of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Per Share Cash Consideration” means the quotient obtained by dividing (i) (A) the Cash Consideration plus (B) the aggregate exercise price of all Company Options outstanding immediately prior to the Effective Time, minus (C) the Escrowed Cash, by (ii) the Aggregate Company Shares and the aggregate number of shares of Company Common Stock that are underlying Company Options immediately prior to the Effective Time.

“Per Share Stock Consideration” means the quotient obtained by dividing (i) the Stock Consideration by (ii) the Aggregate Company Shares and the aggregate number of shares of Company Common Stock that are underlying Company Options immediately prior to the Effective Time, such quotient rounded to the nearest whole share of Parent Stock.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Products Recall Period” has the meaning set forth in Section 2.18.

“Proxy Statement” has the meaning set forth in Section 2.8.

“Reference Balance Sheet” means the consolidated balance sheet of the Company dated as of the Balance Sheet Date and included in the Audited Financial Statements.

“Registration Statement” has the meaning set forth in Section 2.8.

“Related Person” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under section 414 of the Code.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Relevant Per Share Price” means the price per share of Parent Stock that would be received by a holder of IPO Shares in the event of a liquidation of Parent pursuant to Article FIFTH, Paragraph D of the Parent Certificate of Incorporation (calculating such price, for this purpose, as if such liquidation were to occur on the Closing Date).

“Required Consents” has the meaning set forth in Section 7.2(b)

“Restated Parent COI” has the meaning set forth in Section 5.10.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Representative” has the meaning set forth in Section 11.3(a).

“Shareholder” means a Person who is a shareholder of the Company immediately prior to the Effective Time.

“Shortfall Payments” has the meaning set forth in Section 1.6.

“Signing Seller” has the meaning set forth in Section 11.3(a).

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Special Meeting” has the meaning set forth in Section 5.6(a).

“Stock Consideration” has the meaning set forth in Section 1.2.

“Straddle Period” has the meaning set forth in Section 6.2.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Accountant” has the meaning set forth in Section 6.4.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Third Party” means any Person as defined in this Agreement or in section 13(d) of the 1934 Act, other than any Seller or any of its Affiliates.

“Third-Party Claim” has the meaning set forth in Section 9.5.

“Total Merger Consideration” has the meaning set forth in Section 1.2.

“Trade Secrets” means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Transfer Taxes” has the meaning set forth in Section 6.7.

“Treasury Regulations” means the regulations prescribed under the Code.

“Trustee” has the meaning set forth in Section 4.11.

“Trust Fund” has the meaning set forth in Section 4.11.

“Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).

“Voting Agreements” has the meaning set forth in the Recitals.

“Year One” means the fiscal year ending on December 31, 2008.

“Year Three” means the fiscal year ending on December 31, 2010.

“Year Two” means the fiscal year ending on December 31, 2009.

Section 10.2           Construction.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “party” or “parties” shall refer to parties to this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE 11
Miscellaneous

Section 11.1           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Parent or Merger Sub,

Granahan McCourt Acquisition Corporation
179 Stony Brook Road
Hopewell, NJ 08525
Fax: (609) 228-6045
Telephone:  (609) 333-1200
Attention:  David C. McCourt

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Fax:  (212) 909-6836
Telephone:  (212) 909-6000
Attention:  Michael J. Gillespie

if to the Company,

Pro Brand International, Inc.
1900 West Oak Circle
Marietta, Georgia 30062
Fax:  (770) 423-7075
Telephone:  (770) 423-7072
Attention:  Philip Shou

with a copy (which shall not constitute notice) to:

Kilpatrick Stockton, LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309-4530
Fax:  (404) 541-3121
Telephone:  (404) 815-6569
Attention:  W. Benjamin Barkley

if to Sellers or any Shareholder, to the respective addresses set forth on Section 11.1 of the Company Disclosure Letter with copies (which shall not constitute notice) to:

Philip Shou
1900 West Oak Circle
Marietta, Georgia 30062
Fax:  (770) 423-7075
Telephone:  (770) 423-7072
Attention:  Philip Shou

and

Kilpatrick Stockton, LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309-4530
Fax:  (404) 541-3121
Telephone:  (404) 815-6569
Attention:  W. Benjamin Barkley

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.2           Amendment; Waivers, Etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.3           Sellers’ Representative.

(a)           Philip Shou shall be and he hereby is appointed as agent and attorney-in-fact (the “Sellers’ Representative”) for each Seller signing this Agreement (each a “Signing Seller”) as of the date hereof and for each other Shareholder (except such stockholders, if any, as shall have perfected their appraisal rights under the GBCC) (each a “Non-Signing Seller”), with full power of substitution to irrevocably act in the name, place and stead of such Shareholder with respect to the transfer of such Shareholder’s Company Shares to the Parent and the other transactions contemplated by this Agreement, all in accordance with the terms and provisions of this Agreement and to irrevocably act on behalf of such Shareholder in any amendment of or Litigation involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Sellers’ Representative in his sole and absolute discretion shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)            to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Signing Sellers to consummate the transactions contemplated by this Agreement;

(ii)           to negotiate, execute and deliver all Ancillary Agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Signing Seller shall execute and deliver any such documents which the Sellers’ Representative agrees to execute);

(iii)          to terminate this Agreement if the Signing Sellers are entitled to do so;

(iv)          to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with any Litigation;

(v)           to make any decisions or agreements to make or acknowledge any indemnification payments of the Sellers; and

(vi)          to take all actions which under this Agreement may be taken by the Shareholders and to do or refrain from doing any further act or deed on behalf of any Shareholder that the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any such Shareholder could do if personally present.

(b)           The Person serving as Sellers’ Representative may be changed by the Shareholders from time to time upon not less than thirty (30) days’ prior written notice to Parent; provided that the Sellers’ Representative may not be removed unless holders of an aggregate of two-thirds interest in the Escrowed Cash and Escrowed Shares agree to such removal and to the identity of the substituted agent.  Any vacancy in the position of Sellers’ Representative may be filled by approval of the holders of a majority in interest in the Escrowed Cash and Escrowed Shares.  No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive compensation for his or her services.  Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Shareholders.

(c)           The Sellers’ Representative shall not be liable for any act done or omitted hereunder as Sellers’ Representative in good faith, absent gross negligence.  The Sellers shall severally indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative.  The Sellers’ Representative shall be entitled to recover such fees and expenses from any proceeds otherwise distributable to the Sellers’ Representative or the Shareholders out of the cash held pursuant to the Escrow Agreement.

(d)           A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon the Shareholders, and the Escrow Agent and Parent may rely conclusively (without further evidence of any kind whatsoever) upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each such Shareholder.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

Section 11.4           Governing Law, Etc.

(a)           EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF GEORGIA MANDATORILY APPLY, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  Parent and Sellers hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.  Each of Parent and Sellers hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereby or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

Section 11.5           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.  Notwithstanding the foregoing, without the consent of the Sellers, Parent may transfer or assign (including by way of a pledge), in whole or from time to time in part, (i) to one or more of its Affiliates, its rights and obligations hereunder or (ii) to its lenders or other financing sources any or all of its rights hereunder (including its rights to seek indemnification hereunder) as collateral security, provided that no such transfer or assignment will relieve Parent of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Parent shall also apply to any such assignee unless the context otherwise requires.

Section 11.6           Entire Agreement.  This Agreement, the Ancillary Agreements (when executed and delivered), and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 11.7           Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.  Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.8           Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  This

Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties.  Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as provided under Article 9, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 11.9           Time of Essence.  Each of the Parties hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.10         Specific Performance.  Notwithstanding anything to the contrary contained herein, the parties agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to a decree of specific performance of the terms and provisions hereof in any court specified in Section 11.4, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.11         Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

*   *   *

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GRANAHAN MCCOURT ACQUISITION CORPORATION

By		/s/ David C. McCourt
Name: David C. McCourt
	Title:	President, Chief Executive Officer and
Chairman of the Board

SATELLITE MERGER CORP.

By		/s/ David C. McCourt
Name: David C. McCourt
Title: President

PRO BRAND INTERNATIONAL, INC.

By		/s/ Philip Shou
Name: Philip Shou
Title: Chairman and Chief Executive Officer

SHOU FAMILY CHARITABLE REMAINDER TRUST

By		/s/ Philip Shou
Name: Philip Shou

/s/ Philip Shou
Name: Philip M. Shou

/s/ Gen-Chu Shou
Name: Gen-Chu Shou

/s/ Hou-Chuan Lee
Name: Hou-Chuan Lee

/s/ Lin-Ho Lee
Name: Lin-Ho Lee

/s/ Ming-Hwa Shou
Name: Ming-Hwa Shou

/s/ Mu-Ming Huang
Name: Mu-Ming Huang

/s/ Ivy M. Shou
Name: Ivy M. Shou

/s/ Ming-Chu Lee
Name: Ming-Chu Lee

/s/ Cheng-Tyng Chang
Name: Cheng-Tyng Chang

/s/ James P. Crownover
Name: James P. Crownover